UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 30, 2010

China Chemical Corp.
(Exact name of registrant as specified in its charter)

Delaware	333-156383	26-3018106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1, Electric Power Plant Road
Zhou Cun District
Zibo, People’s Republic of China
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

255330
(Zip Code)

86-0533-6168699
(Registrant's telephone number, including area code)

Bomps Mining, Inc.
1896 School Street
Moraga, CA 94556
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements Some of the statements contained in this Form 8-K that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 8-K, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation: our ability to attract and retain management, and to integrate and maintain technical information and management information systems; our ability to raise capital when needed and on acceptable terms and conditions; the intensity of competition; and general economic conditions. Please see Risk Factors for discussion in detail. All written and oral forward-looking statements made in connection with this Form 8-K that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Item 1.01                      Entry into a Material Definitive Agreement

The disclosure set forth below under Item 2.01 (Completion of Acquisition or Disposition of Assets) is hereby incorporated by reference to this Item 1.01.

Item 2.01                      Completion of Acquisition or Disposition of Assets

On September 24, 2010, Bomps Mining, Inc. (the “Company”) entered into an Agreement and Plan of Merger and Reorganization with its newly formed wholly-owned subsidiary, China Chemical Corp. (the “Merger Sub”), pursuant to which the Merger Sub was merged into and with the Company (the “Merger”) in accordance with §253 of the Delaware General Corporation Law (the “DGCL”). In connection with the Merger, the Company changed its name from “Bomps Mining, Inc.” to “China Chemical Corp.” (the “Name Change”).  In addition, on September 24, 2010 the Board of Directors of the Company declared a stock dividend whereby each stockholder of record of the Company as of October 4, 2010 (the “Record Date”) will receive 9 shares of common stock for each 1 share of common stock which they hold as of the Record Date (the “Stock Dividend”). The Company has notified the Financial Industry Regulatory Authority (“FINRA”) of its Name Change and Stock Dividend, however, as of the date of this Current Report, neither the Name Change nor the Stock Dividend has been declared effective in the market by FINRA. Unless otherwise indicated in this Current Report, all share amounts assume the effectiveness of the Stock Dividend.

On September 30, 2010, the Company entered into a Share Exchange Agreement with Gold Champ Consultants Limited, a Hong Kong corporation (“Gold Champ”) and the shareholders of Gold Champ, pursuant to which the Company acquired 100% of the issued and outstanding capital of Gold Champ in exchange for 19,861,700 shares of the Company’s common stock, par value $0.0001 (the “Share Exchange”). Prior to the Share Exchange, the Company adopted the China Chemical Corp. 2010 Incentive Stock Plan (the “2010 Plan”) and  reserved for issuance 500,000 shares of common stock for issuance as awards to officers, directors, employees, consultants and others. Upon the closing of the Share Exchange, the Company issued an aggregate of 38,300 shares of common stock to certain eligible individuals under the 2010 Plan. In addition, the Company issued 100,000 shares of common stock to its investor relations firm. Gold Champ is a holding company whose asset is 100% of the registered capital of Zibo Costar Information Consulting Co., Ltd. (“Zibo Costar Information Consulting”), a Wholly-Owned Foreign Enterprise ("WOFE") organized under the laws of the People’s Republic of China (“PRC”). All of Gold Champ's operations are conducted in China through Zibo Costar Information Consulting, and through contractual arrangements with Zibo Jiazhou Chemical Industry Co., Ltd., a limited liability enterprise organized under the laws of the People’s Republic of China (“Zibo Jiazhou Chemical”). Zibo Jiazhou Chemical is a manufacturing company that is based in Shandong, China. It is principally engaged in the manufacturing of organic chemical compounds. Following the Share Exchange, we intend to carry on the business of Zibo Jiazhou Chemical, our PRC operating entity, as our sole line of business.

In connection with the Share Exchange, the following transactions took place:

•	Doug Cole resigned as the Company’s President, Secretary, Treasurer on September 30, 2010. Following the Share Exchange, he will retain his position as a member of the Company’s Board of Directors.

•
Lu Feng, Chairman of Gold Champ, Zibo Costar Information and Zibo Jiazhou Chemical, was elected to serve on the Company’s Board of Directors as Chairman, and was appointed as Chief Executive Officer and President of the Company.

•	Lu Lingliang, Vice-Chairman of Zibo Jiazhou Chemical was elected to serve on the Company’s Board of Directors as Vice-Chairman.

•	Yan Kai, Chief Operating and Administration Officer of Zibo Jiazhou Chemical, was appointed as Chief Operating and Administration Officer of the Company.

•	Dean Huge was appointed as Chief Financial Officer and Treasurer of the Company.

•	Zhang Lianjun, Chief Marketing Officer of Zibo Jiazhou Chemical, was appointed as Chief Marketing Officer of the Company.

•	Li Bin, Chief Accounting Officer of Zibo Jiazhou Chemical, was appointed as Chief Accounting Officer of the Company.

•	Chen Hui was elected to serve on the Company’s Board of Directors.

•	Jared Wang was elected to serve on the Company’s Board of Directors.

•
Immediately following the closing of the Share Exchange, under an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Liabilities (the “Conveyance Agreement”), the Company transferred all of its pre-Share Exchange assets and liabilities to its wholly-owned subsidiary, Bomps Mining Holdings, Inc. (“SplitCo”).  Thereafter, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”), the Company transferred all of the outstanding capital of SplitCo to one of its shareholders in exchange for the cancellation of 30,000,000 shares of the Company’s common stock (the “Split-Off Transaction”). Following the Share Exchange and the Split-Off Transaction, the Company discontinued its former business and is now engaged in the chemical manufacturing business.

As a result of these transactions, the former shareholders of Gold Champ now own securities that in the aggregate represent approximately 66% of the equity in the Company.

New Management

Upon the completion of the Share Exchange, the new executive officers and directors of the Company will be:

Name	Age	Positions with the Company
Lu Feng	50	Chief Executive Officer, President and Chairman of the Board of Directors
Lu Lingliang	62	Vice-Chairman of the Board of Directors
Yan Kai	53	Chief Operating and Administration Officer
Dean Huge	54	Chief Financial Officer and Treasurer
Zhang Lianjun	46	Chief Marketing Officer
Li Bin	34	Chief Accounting Officer
Doug Cole	55	Director
Chen Hui	55	Director
Jared Wang	41	Director

All directors hold office until the next annual meeting of our shareholders and until their successors have been elected and qualify. Officers serve at the pleasure of the Board of Directors.

Lu Feng, Chief Executive Officer, President and Chairman of the Board of Directors. Lu Feng was appointed as Chief Executive Officer, President and Chairman of the Company’s Board of directors on September 30, 2010. Lu Feng has served as Chief Executive Officer, President and Chairman of the Board of Directors, Zibo Jiazhou Chemical since September 2005. Lu Feng received a degree in chemical technology from the Shandong University of Technology in 1982. He is the brother of the Company’s Vice-Chairman, Lu Lingliang.

Lu Lingliang, Vice-Chairman of the Board of Directors. Lu Lingliang was appointed as Vice-Chairman of the Board of Directors on September 30, 2010. Lu Lingliang has served as Vice-Chairman of the Board of Directors of Zibo Jiazhou Chemical since March 2001. Lu Lingliang graduated from Shandong University of Technology in 1970. He is the brother of Lu Feng, the Company’s Chief Executive Officer, President and Chairman of the Board of Directors.

Yan Kai, Chief Operating and Administration Officer. Yan Kai was appointed as the Company’s Chief Operating and Administration Officer on September 30, 2010. Yan Kai has served as Vice General Manager of Zibo Jiazhou Chemical since September 2005. Yan Kai graduated from the College of Engineering of Shandong University of Technology in 1982. He received his MBA from Northwestern Polytechnical University in 1984.

Dean Huge, Chief Financial Officer and Treasurer. Dean Huge was appointed as the Company’s Chief Financial Officer and Treasurer on September 30, 2010. Dean Huge previously served as Senior Business Consultant with International Profit Association, a small business consulting firm, from 2008 through 2009. Mr. Huge also served as President of Major Marketing Concepts, Inc., a marketing services provider from 2000 through 2008. Mr. Huge received Bachelors of Science Degrees in Accounting and Finance from Southern Illinois University.

Zhang Lianjun, Chief Marketing Officer. Zhang Lianjun was appointed as the Company’s Chief Marketing Officer on September 30, 2010. Zhang Lianjun has served as Chief Sales Officer of Zibo Jiazhou Chemical since September 2005. Zhang Lianjun received a degree in marketing from the Shandong University of Technology in 1985.

Li Bin, Chief Accounting Officer. Li Bin was appointed as the Company’s Chief Accounting Officer on September 30, 2010. Lin Bin has served as Chief Financial Officer of Zibo Jiazhou Chemical since September 2005. She graduated from Harbin Industrial University, Weihai College with a Degree in Finance and Accounting in 1997.

Doug Cole, Director. Mr. Cole was appointed as a member of the Company’s Board of Directors and as President, Secretary and Treasurer on April 8, 2010. On September 30, 2010, in connection with the Share Exchange, he resigned from his positions as President, Secretary and Treasurer. Following the closing of the Share Exchange, he will remain a member of the Company’s Board of Directors. Mr. Cole currently serves as Managing Partner of Great Bear, LLC, a corporate consulting firm. Mr. Cole has also served as a member of the Board of Directors and as a member of the compensation, nominating and audit committees of Longwei Petroleum Investment Holding Limited since March 22, 2010. Mr. Cole has also worked with Objective Equity LLC, a boutique investment bank based in New York since 2006. Mr. Cole served as Executive Vice Chairman and Executive Vice President of Trinity Companies, a continuing education company since 2002 and was its Chief Executive Officer until February 1, 2006, when the Company relocated its corporate headquarters to Texas. From 1998 through 2000, Mr. Cole served as Chairman and Chief Executive Officer of RateXchange Corporation (formerly NetAmerica.com) and as a director of two of its subsidiaries, RateXchange I, Inc. and PolarCap, Inc. He served as Chairman, Chief Executive Officer, President and Principal Accounting Officer of RateXchange from 1999 through 2000. Mr. Cole was the founder, Chief Executive Officer and Executive Vice President of Star Press (formerly Great Bear Technology) from its inception in 1992 until its merger with Graphite Zone Inc. in 1996. Mr. Cole is a 1978 graduate of the University of California, Berkeley.

Chen Hui, Director. Chen Hui was appointed as a member of the Company’s Board of Directors on September 30, 2010. Chen. Hui has served as a member of the Board of Directors of Zibo Jiazhou Chemical since September 2005. Chen Hui formerly served as the chairman of federation business for the Zibo Chamber of Commerce. Chen Hui received his Masters of Business Administration from the Shandong Institute of Economics in 1976.

Jared Wang, Director.  Jared Wang was appointed as a member of the Company’s Board of Directors on September 30, 2010. Mr. Wang is a partner at Grant Thorton in their Shanghai office. Prior to joining Grant Thorton, Mr. Wang was the chief partner at a major accounting firm in Shanghai. Mr. Wang graduated from Tongi University in Shanghai, and has been awarded a Masters degree in Applied Accounting from the Chinese University of Hong Kong. Mr. Wang is a Certified Public Accountant, a Certified Public Valuer and a Real Estate Evaluator in China.

Overview

Following the Share Exchange, we intend to carry on the business of Zibo Jiazhou Chemical, our PRC operating entity, as our sole line of business through certain contractual arrangements between Zibo Jiazhou Chemical and Zibo Costar Information Consulting as more fully described below. Zibo Jiazhou Chemical is a manufacturer of organic chemical compounds and other high-value fine chemicals. These chemicals are pure, single chemical substances that are commercially produced with chemical reactions into highly specialized applications which are custom-produced in smaller quantities for special uses. Gold Champ was incorporated in Hong Kong under Chapter 32 Companies Ordinance on July 15, 2010 as a limited company. The Company is a holding company whose primary asset is 100% of the registered capital of Zibo Costar Information Consulting, a company organized under the laws of the PRC.

To comply with the PRC laws and regulations while operating our chemical business in the PRC, Gold Champ, through its subsidiary, Zibo Costar Information Consulting, which is a WOFE in the PRC, entered into contractual agreements (known as a “variable interest entity” (VIE) arrangement) with Zibo Jiazhou Chemical on September 30, 2010, under which Zibo Costar Information Consulting provides exclusive management and technical services and exclusive technology consulting services (collectively, the “Service Agreements”) to Zibo Jiazhou Chemical in exchange for substantially all of the net income of Zibo Jiazhou Chemical. As collateral to ensure Zibo Jiazhou Chemical’s payments under the Service Agreements, the shareholders of Zibo Jiazhou Chemical, through an equity pledge agreement, pledged all of their rights and interests in Zibo Jiazhou Chemical, including voting rights and dividend rights, to Zibo Costar Information Consulting. In addition, the shareholders of Zibo Jiazhou Chemical, through an exclusive option agreement, granted to Zibo Costar Information Consulting an exclusive, irrevocable and unconditional right to purchase part or all of the equity interests in Zibo Jiazhou Chemical when the purchase becomes permissible under the relevant PRC Law.

Our Structure

China Chemical Corp.
(Delaware Corporation)
100%
Gold Champ Consultants Limited (HK)
100%
Zibo Costar Information Consulting Co., Ltd. (China)
Contractual Arrangement
100%
Contractual
Arrangement
Lu Feng
Lu Lingliang
Zhang Meng
YLL Investment Group
32.76%
32.04%
5.20%
30.00%
Zibo Jiazhou Chemical Industry Co. Ltd.
(domestic, PRC)
100%

We need to use the following contractual arrangement to exercise effective control.

As further described below, Zibo Costar Information Consulting has entered into the following contractual arrangements with Zibo Jiazhou Chemical and the shareholders of Zibo Jiazhou Chemical, pursuant to which it exercises effective control over Zibo Jiazhou Chemical:

•	Exclusive Management Consulting Services Agreement;

•	Exclusive Technology Consulting Agreement;

•	Proxy Letter;

•	Purchase Option Agreement; and

•	Equity Pledge Agreement.

Agreements that Transfer Economic Benefits to Us

Pursuant to our contractual arrangements with Zibo Jiazhou Chemical and its shareholders, Lu Feng, Lu Lingliang, Zhang Meng and YLL Investment Group Limited, Zibo Costar Information Consulting provides exclusive management consulting services and exclusive technology consulting services to Zibo Jiazhou Chemical in exchange for service fees. The service fees shall equal to 50% of the net profit of Zibo Jiazhou Chemical under the exclusive management consulting services agreement and 50% of the net profit of Zibo Jiazhou Chemical under the exclusive technology consulting agreement.

Agreements that Provide Effective Control over Zibo Jiazhou Chemical

Gold Champ’s wholly-owned subsidiary, Zibo Costar Information Consulting entered into the following agreements with Zibo Jiazhou Chemical and its shareholders, Lu Feng, Lu Lingliang, Zhang Meng and YLL Investment Group Limited that provide it with effective control over Zibo Jiazhou Chemical:

•
An exclusive management consulting services agreement, pursuant to which Zibo Jiazhou Chemical irrevocably entrusts to Zibo Costar Information Consulting the right of management and operation of Zibo Jiazhou Chemical and the responsibilities and authorities of their shareholders and directors of Zibo Jiazhou Chemical;

•
An exclusive technology consulting agreement, pursuant to which Zibo Jiazhou Chemical irrevocably entrusts to Zibo Costar Information Consulting the right to maintain the facilities and provide technical support to the operations of Zibo Jiazhou Chemical;

•
A proxy letter, pursuant to which the shareholders of Zibo Jiazhou Chemical has granted the personnel designated by Zibo Costar Information Consulting the right to appoint directors and senior management of Zibo Jiazhou Chemical and to exercise all of their other voting rights as shareholders of Zibo Jiazhou Chemical, as the case may be, as provided under the articles of association of each such entity;

•	A purchase option agreement, pursuant to which, among other things, Zibo Jiazhou Chemical:

•
May not sell, transfer, pledge or through any other method dispose of any asset, business or rights and benefits of legal or beneficial income, or permit selling other guarantee rights concerning the same, without the prior written consent of Zibo Costar Information Consulting;

•
Shall not engage in any transactions which materially affect the assets, responsibility, operation, shares and other legal rights, without the prior written consent of Zibo Costar Information Consulting;

•	Shall not pay a dividend without the prior written consent of Zibo Costar Information Consulting; and

•
Granted Zibo Costar Information Consulting or its designee an exclusive option to purchase all or part of the equity interests in Zibo Jiazhou Chemical, all or part of the equity interests in Zibo Jiazhou Chemical, or all or part of the assets of Zibo Jiazhou Chemical, in each case when and to the extent permitted by PRC law. In case of Zibo Costar Information Consulting exercising the purchase option in its sole discretion upon the occurrence of the situation in which such call option exercise become feasible under the relevant laws in PRC, any additional consideration paid other than the $1.00 which may be required under the laws of the PRC  to effect such purchase to comply with such legal formalities shall be either cancelled or returned to the Company immediately with no additional compensation to the owners; and

•
An equity pledge agreement pursuant to which each of shareholders of Zibo Jiazhou Chemical has pledged his or its equity interest in Zibo Jiazhou Chemical to Zibo Costar Information Consulting to secure their obligations under the relevant contractual control agreements, including but not limited to, the obligations of Zibo Jiazhou Chemical under the exclusive management consulting services agreement, the exclusive technology consulting agreement, the purchase option agreement, the voting rights proxy agreement described above, and each of them has agreed not to transfer, sell, pledge, dispose of or create any encumbrance on their equity interest in Zibo Jiazhou Chemical without the prior written consent of Zibo Costar Information Consulting.

See “Related Party Transactions” for further information on our contractual arrangements with these parties.

In the opinion of Grandall Legal Group, our PRC legal counsel:

•
The ownership structures of Zibo Costar Information Consulting and Zibo Jiazhou Chemical, both currently and after giving effect to this Share Exchange, are in compliance with existing PRC laws and regulations;

•
The contractual arrangements among Zibo Costar Information, Zibo Jiazhou Chemical governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and

•
The business operations of Zibo Costar Information Consulting and Zibo Jiazhou Chemical, as described in this Form 8-K, are in compliance with existing PRC laws and regulations in all material respects.

However, in spite of the above, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities will not in the future take a view that is contrary to the above opinion of our PRC legal counsel. If the PRC government finds that the agreements that establish the structure for operating our PRC chemical business do not comply with PRC government restrictions on foreign investment in the chemical businesses, we could be subject to severe penalties.

Business of Zibo Jiazhou Chemical

Zibo Jiazhou Chemical was incorporated as a limited liability enterprise on March 1, 2001 under PRC law. Zibo Jiazhou Chemical was established to produce organic compounds and other high-value fine chemicals. Zibo Jiazhou Chemical’s primary products are maleic anhydride and phthalic anhydride that are base materials to produce derivatives such as unsaturated polyester resins and polyvinyl chloride ("PVC"). Zibo Jiazhou Chemical’s facilities currently have the capacity to produce 30,000 tons/year of maleic anhydride and 50,000 tons/year of phthalic anhydride. In October 2009, construction began on an additional 30,000 tons/year maleic anhydride production line which is expected to be operational in October, 2010. Construction is expected to begin on a 50,000 tons/year of 1,4-butanediol co-generation facility in October 2010.

Current Product Offerings

Maleic anhydride is an organic chemical used primarily in the production of unsaturated polyester and polyurethane resins. The primary maleic anhydride applications produced by Zibo Jiazhou Chemical are unsaturated polyester resins and 1,4-butanediol. Unsaturated polyester resins are used to produce fiberglass reinforced high quality adhesives and paint for the automotive, construction, aviation, transportation and marine applications. According to SRI Consulting, a business research service for the global chemical industry, approximately 51% of the global maleic anhydride supply is utilized in the production of unsaturated polyester resin.

Phthalic anhydride is an organic chemical used primarily in the production of PVC. It is used as a high volume “commodity plastic” for packaging, film, magnetic tape, tires, pipes, hoses, containers, and other everyday products. The primary advantages of phthalic anhydride are:

•	High strength / weight ratio
•	Ideal for high volume product manufacturing;
•	Low scrap and recyclability; and
•	Diversified use across numerous industries.

Planned Product Offerings

1,4-butanediol is used primarily in the production of elastic fibers such as Spandex. It is also used in the production of soft and rigid foam used in dashboards, seating and insulation panels. Additional uses include durable wheels, tires and bumpers, artificial leather, flooring, insulation and high performance paints. In addition, it is used in the production of drugs, cosmetics and herbicides. According to SRI Consulting, approximately 13% of the global maleic anhydride supply is utilized in the production of 1,4-butanediol. Zibo Jiazhou Chemical expects to commence construction of a 1,4-butanediol production facility in October 2010. Construction is expected to be completed within 18 months of the commencement of construction. Accordingly, based upon current estimates, production of 1,4-butanediol will begin in April 2012. The primary advantages of 1,4-butanediol include the following:

•	Durability, elasticity, flexibility, and heat resistance;
•	High demand engineered products;
•	Low scrap and recyclability; and
•	Diversified use across numerous industries.

The following table summarizes our current and planned product offerings:

Chemical Compound	Capacity (Tons/Year)	Status
Phthalic Anhydride	50,000	No additional capacity is currently contemplated.
Maleic Anhydride	30,000 (30,000 planned)	30,000 tons/year expansion to begin in October, 2010
Fumaric Acid	3,500	Byproduct of Phthalic Anhydride and Maleic Anhydride production. No additional capacity is currently contemplated.
Acidic (Electrolyzed Water)	11,000	Byproduct of Phthalic Anhydride and Maleic Anhydride production. No additional capacity is currently contemplated.
1,4-butanediol	(50,000 planned)	Planning and permitting completed. Construction slated to begin in October 2010.
Tetrahydrofuran	(3,000 planned)	Downstream byproduct of 1,4-butanediol production. High-value polyurethane resin precursor.
y-Butyrolactone	(2,000 planned)	Downstream byproduct of 1,4-butanediol production. High-value water soluble solvent.
Steam	Variable	Byproduct of Phthalic Anhydride, Maleic Anhydride and 1,4-butanediol. Sold to local power generator.

Raw Materials and Byproducts

Benzene is the raw material used in the chemical processes at Zibo Jiazhou Chemical.

•	o-Xylene Benzene is used in the process for making phthalic anhydride.

•	Coking Benzene is used in the process of making maleic anhydride.

Benzene is introduced to catalysts which create 2 byproducts. Zibo Jiazhou Chemical has 2 processes which change the molecular structure of phthalic anhydride and maleic anhydride without having to introduce heat (cracking). These chemical reactions create the byproducts of vapor (steam) and acidic (electrolyzed water) “acid water”. They are sold in gigajoules and tons; respectively.

Acid water is a byproduct used by many industries inclusive of many industrial, health, fitness products, etc. It has the capabilities of killing bacteria and has many functions. The current capacity is only 11,000 tons/year. The acid water produced by both phthalic anhydride and maleic anhydride-plants are expected to be used in 2012 for the production of 1,4-butanediol when the plant is operational.

Steam is a byproduct which is sold to the electrical generating plant adjacent to the property, which is controlled by our Vice-Chairman and is purchased on an avoided cost calculation per gigajoule. The plant typically purchases all steam that is generated.

Fumaric Acid is an additional process which is created by the introduction of another catalyst to acid water. Fumaric acid is only created when it is economically feasible to do so. Zibo Jiazhou Chemical sells either acid water and/or fumaric acid based on the spot market pricing.

Processing Fees are referred to the raw material processing for third parties for a net fixed fee. Zibo Jiazhou Chemical’s benefits from processing the raw materials of third parties are net revenue, free steam and free acid water.

Product Sales Distribution and Marketing

Zibo Jiazhou Chemical primarily sells its products through a “cash and carry” system whereby customers notify Zibo Jiazhou Chemical of their anticipated requirements one month prior to pick-up. Prices are negotiated between Zibo Jiazhou Chemical and the customer based upon prevailing market prices. Customers are responsible for the pick-up and transport of their product orders.

During the year ended December 31, 2009, Zibo Jiazhou Chemical had sales of $56,920,742, of which $46,946,758 or 82.48% were paid for in cash or by check by customers prior to pick-up and $9,973,984 or 17.52% were paid for by customers subsequent to pick-up. During the six months ended June 30, 2010, Zibo Jiazhou Chemical had sales of $32,488,555, of which $20,451,157 or 62.95% were paid for in cash or by check by customers prior to pick-up and $12,037,398 or 37.05% were paid for by customers subsequent to pick-up.

The following table summarizes Zibo Jiazhou Chemical’s sales by product for the six months ended June 30, 2010 and 2009:

Sales by Product

	Six Months Ended		Six Months Ended
	June 30, 2010		June 30, 2009		Comparisons
Product	Amount	Percentage of Revenues	Amount	Percentage of Revenues	Change in Amount	Increase (Decrease) in Percentage
Maleic Anhydride	$11,629,258	35.79%	$5,594,798	24.04%	$6,034,460	107.86%
Phthalic Anhydride	$15,497,828	47.70%	$11,420,314	49.07%	$4,077,514	35.70%
Fumaric Acid	$283,017	0.87%	$97,698	0.42%	$185,319	189.69%
Acid Water	$1,072,930	3.30%	$1,690,822	7.26%	$(617,892)	(36.54%)
Processing Fee	$-	0.00%	$780,834	3.35%	$(780,834)	(100.00%)
Steam	$3,138,622	9.66%	$3,127,016	13.43%	$11,606	0.37%
Raw Material	$866,900	2.68%	$563,947	2.43%	$302,953	53.72%
Total	$32,488,555	100.00%	$23,275,429	100%	$9,213,126	39.58%

The following table summarizes Zibo Jiazhou Chemical’s sales by product for the years ended December 31, 2009 and 2008:

	For the Year Ended		For the Year Ended
	December 31, 2009		December 31, 2008		Comparisons
Product	Amount	Percentage of Revenues	Amount	Percentage of Revenues	Change in Amount	Increase (Decrease) in Percentage
Maleic Anhydride	$17,114,630	30.07%	$14,059,194	30.68%	$3,055,436	21.73%
Phthalic Anhydride	$27,296,046	47.95%	$24,709,497	53.93%	$2,586,549	10.47%
Fumaric Acid	$305,184	0.54%	$555,410	1.21%	$(250,226)	(45.05%)
Acid Water	$3,134,331	5.51%	$2,113,827	4.61%	$1,020,504	48.28%
Processing Fee	$1,504,479	2.64%	$14,536	0.03%	$1,489,943	10250.02%
Steam	$6,223,324	10.93%	$4,366,282	9.53%	$1,857,042	42.53%
Raw Material	$1,342,748	2.36%	$-	0.00%	$1,342,748	100.00%
Total	$56,920,742	100.00%	$45,818,746	100.00%	$11,101,996	24.23%

Intellectual Property

Zibo Jiazhou Chemical owns one registered trademark. The trademark is registered with the Trademark Bureau of State Administration for Industry and Commerce. It is valid until December 27, 2019.

On February 16, 2009, Zibo Jiazhou Chemical entered into an agreement with Davy Process Technology Limited, a British company (“Davy”), pursuant to which Davy licensed certain technology and know-how, technical documentation, contract equipment, contract catalyst, technical service and technical training to be supplied by Davy for the construction of a plant for Zibo Jiazhou Chemical to manufacture products, up to a maximum of 55,000 metric tons of 1,4-butanediol equivalent, on an annual basis (the “Davy Contract”).

The total contract price is Euro16,650,000 or US$20,326,320  as of June 30, 2010 and is fixed, including (i) a fee for license of technology and know-how of Euro7,700,000 or US$ 9,400,160 as of June 30, 2010 ; (ii) a fee for contract equipment and contract catalyst of Euro4,750,000 or US$5,798,800 as of June 30, 2010; (iii) a fee for technical documentation of Euro3,600,000 or US$4,394,880 as of June 30, 2010; (iv) a fee for technical service at Euro 471,240 or US$575,290 as of June 30, 2010; and (v) a fee for technical training at Euro128,760 or US$157,190 as of June 30, 2010. According to the payment schedule provided in the Davy Contract, the initial payment (20%) of the fees for the license of technology and know-how and the fee for technical documentation of Euro2,260,000 or US$3,190,888 as of July 17, 2009 (the “Initial Software Fee”) shall be made within 20 days after receipt of corresponding invoice issued by Davy; the initial payment (50%) of fee for contract equipment and contract catalyst of Euro2,375,000 or US$3,353,257 as of July 27, 2009   (the “Initial Equipment Fee”) shall be made within 20 days after receipt of corresponding invoice issued by Davy; payments of subsequent installments and/or other fees shall be made after corresponding technical documentation, services and/or training been delivered. Zibo Jiazhou Chemical fully paid the initial software fee and the initial equipment fee on July 17, 2009 and July 27, 2009, respectively. The designing work is still in process within Davy’s office and Zibo Jiazhou Chemical has not received any technical documentation as of the date of this Current Report.

According to relevant PRC laws and regulations, a foreign entity cannot provide architecture or construction designing services directly in China, which means it has to set up a company in China to apply for necessary licenses or cooperate with a Chinese company having all necessary licenses. For the 1,4-butanediol project, Davy cooperated with Hua Lu Engineering Technology Co., Ltd. (the “Hua Lu”), a Chinese engineering company having Level I of PRC national standard engineering designing qualification. Zibo Jiazhou Chemical entered into a contract with Hua Lu on July 25, 2009. The total contract price is RMB5,750,000 or US$846,975 as of June 30, 2010, in which RMB860,000 or US$126,683 as of July 29, 2009 shall be paid as deposit within 10 days after execution of the contract and the other instalments shall be paid within 10 days after delivery of corresponding designing documentation. It is reflected in a bank sheet that Zibo Jiazhou Chemical paid the deposit on July 29, 2009. As of the date of this Current Report, Zibo Jiazhou Chemical has not received any designing documentation from Hua Lu.

On January 11, 2006, Zibo Jiazhou Chemical entered into a licensing agreement with the Institute of Coal Chemistry, Chinese Academy of Sciences (the “Licensor”), pursuant to which the Licensor granted Zibo Jiazhou Chemical an exclusive license to certain technology utilized in the production of maleic anhydride.  The license is valid until June 8, 2026.

Competition

Zibo Jiazhou Chemical's customer base is currently predominantly based in the Shandong Province. The Company does not believe that it currently faces any significant direct competition for the sale of its products in the Shandong Province. The chemical manufacturing industry in the PRC, however, is highly competitive. Larger, more well capitalized companies may emerge that may be able to satisfy Zibo Jiazhou Chemical’s customer requirements more readily than it is currently able to.

Zibo Jiazhou Chemical's primary competitors are as follows:

Shandong Hongxin Chemical Industry Co., Ltd  Shandong Hongxin Chemical, located in Zibo City, which is approximately 100 km from the Zibo Jiazhou Chemical facilities, currently has the capacity to produce 13,000 tons/year of maleic anhydride and 80,000 tons/year of phthalic anhydride. The Company is not aware of any plans by Shandong Hongxin Chemical to expand its operations to include the production of 1,4-butanediol.

Dongying Lihuyi Chemical Industry Co., Ltd  Dongying Lihuyi Chemical, located in Dongying City, which is approximately 100 km from the Zibo Jiazhou Chemical facilities, currently has the capacity to produce 20,000 tons/year of phthalic anhydride. The Company is not aware of any plans by Dongying Lihuyi Chemical to expand its operations to include the production of 1,4-butanediol. Pursuant to the Davy Contract, Davy may not transfer the 1,4-butanediol technology to another company in the Shandong Province.

Zibo Qifeng Chemical Industry Co., Ltd  Zibo Qifeng Chemical, located in Zibo Linzi, which is approximately 100 km from the Zibo Jiazhou Chemical facilities, currently has the capacity to produce 8,000 tons/year of maleic anhydride. The Company is not aware of any plans by Zibo Qifeng Chemical to expand its operations to include the production of 1,4-butanediol.

Shijiazhuang Bailong Chemical Industry Co., Ltd Shijiazhuang Bailong Chemical, located in Shijiazhuang, which is approximately 400 km from the Zibo Jiazhou Chemical facilities, currently has the capacity to produce 20,000 tons/year of maleic anhydride and 50,000 tons/year of phthalic anhydride. The Company is not aware of any plans by Shijiazhuang Bailong Chemical to expand its operations to include the production of 1,4-butanediol.

Tianjin Taisen Chemical Industry Co., Ltd  Tianjin Taisen Chemical, located in Tianjin, which is approximately 300 km from the Zibo Jiazhou Chemical facilities, currently has the capacity to produce 20,000 tons/year of phthalic anhydride. The Company is not aware of any plans by Tainjin Taisen Chemical to expand its operations to include the production of 1,4-butanediol.

Properties

All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants or allocates landholders a “land use right,” which we sometimes refer to informally as land ownership. There are four methods to acquire land use rights in the PRC: (1) grant of the right to use land; (2) assignment of the right to use land; (3) lease of the right to use land; and (4) allocated land use rights. In comparison with Western common law concepts, granted land use rights are similar to life estates and allocated land use rights are in some ways similar to leaseholds. Granted land use rights are provided by the government in exchange for a grant fee, and carry the rights to pledge, mortgage, lease, and transfer within the term of the grant. Land is granted for a fixed term, generally 70 years for residential use, 50 years for industrial use, and 40 years for commercial and other use. The term is renewable in theory. Unlike the typical case in Western nations, granted land use rights must be used for the specific purpose for which it was granted. Allocated land use rights are generally provided by the government for an indefinite period (usually by state-owned entities) and cannot be pledged, mortgaged, leased or transferred by the user. Allocated land cannot be reclaimed by the government at any time. Allocated land use rights may be converted into granted land use rights upon the payment of a grant fee to the government.

Zibo Jiazhou Chemical’s facilities are located at 1, Electric Power Plant Road, Zhou Cun District, Zibo, People’s Republic of China. Zibo Jiazhou Chemical holds the following land use rights:

Certificate No.	Location	Purpose	Area	Registration Date	Expiry Date
D01353	1, Electric Power Plant Road Zhou Cun District, Zibo	Land Use Right for Industrial Use	3,459.47 square meters	July 10, 2009	December 26, 2016
D02646	South to Heng Xing Road and West to Zhou He River Zhou Cun District	Land Use Right for Industrial Use	20,000 square meters	November 17, 2009	October 27, 2059
D00316	No. 526 Dongmen Rd., Zhou Cun District	Land Use Right for Industrial Use	29,276 square meters	September 7, 2010	December 30, 2014
D01866	The Northwest of Hengxing Rd., Zhou Cun District	Land Use Right for Industrial Use	20,000 square meters	September 7, 2010	August 31, 2056

As of June 30 2010, applications for ownership certificates of two land use rights D00316 and D01866 were in process. The applications for ownership certificates of the two land use rights were completed subsequently on September 7, 2010.

In addition, on April 15, 2007, Zibo Jiazhou Chemical and a subordinate organization of the local government of Zhou Cun district in charge of area named “Jiazhou Community” in Zhou Cun district entered into a contract to lease the land of 63,603 square meters to Zibo Jiazhou Chemical, with the rent of RMB286,500 per year to be paid annually before the end of every March. The leasing term commenced from April 17, 2007 and to be ended on April 16, 2042.

Under the PRC legal system, the ownership of land are classified into two types, the “State-owned” and the “collectively owned by peasants.” State-owned lands are owned by the State and people can only be granted the right to use such land for a certain period of time approved by the government. Lands collectively owned by peasants are usually agriculture land owned by the peasant community inhabiting on the land. The 63,603 square meters land leased by Zibo Jiazhou Chemical is in the nature of “collectively owned by peasants” and according to a document issued by the State Land Bureau of Zibo Municipal on August 10, 2010, this land is owned by Jiazhou Community.

Pursuant to relevant regulations issued by the State government, land collectively owned by peasants can only be used for agriculture, building utilities for the inhabiting community or be used to build commercial or industrial facilities by business entities owned by the inhabiting community. Zibo Jiazhou Chemical is not an entity owned by the inhabiting community of the land, therefore it is not legal for Zibo Jiazhou Chemical to use the land in the current status. Zibo Jiazhou Chemical needs to apply with the local government for the using of this land and, if approved, the government will compensate the inhabiting community for transforming the nature of the land to “State-owned” and then grant the land use right to Zibo Jiazhou Chemical through appropriate procedures. Zibo Jiazhou Chemical received notification from the State Land Bureau of Zibo Municipal on August 10, 2010 that the land leasing relationship between Jiazhou Community and Zibo Jiazhou Chemical will be kept in its current status before the land being granted to Zibo Jiazhou Chemical is converted State-owned land, which is expected to occur within five years.

Employees

As of September 1, 2010, we have a total of approximately 167 employees and skilled labor working in our offices and production facilities in the PRC. However, there can be no assurance that we will be able to maintain a prolonged good relationship with our existing or ex-employees and that no labor disruptions will occur in the future. Should any industrial action or labor unrest occur, our business operations could be adversely affected. The following table outlines the breakdown of the 167 employees:

Departments	Employee Amount
Management	7
Sales	5
Plant operations	103
Plant maintenance	7
Accounting	5
Employee support	16
Security	3
Other	21
Total	167

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. We are currently not a party to any legal proceeding and are not aware of any legal claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Government and Environmental Regulation

Industrial Products Production License

The Administration Rules on Industrial Products Production License was promulgated by the State Council on July 9, 2005, according to which enterprises intending to engage in production of important industrial product, including dangerous chemicals, shall meet with certain requirements and obtain a license from governmental quality supervision authority.

Zibo Jiazhou Chemical obtained its License of Producing Industrial Products on April 10, 2006, which has information registered therein as follows:

Certificate No.: XK13-216-00149
Scope of products: phthalic anhydride (PA)
Issued by: the State Bureau of Quality and Technical Supervision
Issuing Date: April 10, 2006
Valid Until: April 9, 2011

Although Zibo Jiazhou Chemical began to produce maleic anhydride in April 2007, maleic anhydride is not registered in the scope of products of its current Industrial Products Production License. If Zibo Jiazhou Chemical fails to do the filing, the relevant government authority may order Zibo Jiazhou Chemical to suspend production of the unregistered product and impose fines. Zibo Jiazhou Chemical recently applied with the relevant authority for the registration of maleic anhydride in this license and expects to obtain approval within a reasonable time.

Registration Certificate of Enterprise Producing Dangerous Chemicals

According to the Administration Rules on Registration of Dangerous Chemicals promulgated on October 8, 2002, enterprises producing dangerous chemicals shall filing documents in relation to production, products’ specifications, safety management system, accident handling measures, etc. to the governmental registration centre for registration.

The Company obtained its initial registration certificate required under the said regulation on April 28, 2007 and renewed it on August 12, 2010. The information registered on the current certificate are as follows:

Certificate No.: 370312114
Registered Chemicals: phthalic anhydride (PA) and o-xylene(邻二甲苯)
Issued by:  the Registration Centre of Dangerous Chemicals of the State Bureau of Work Safety
Issuing Date: August 12, 2010
Valid Until: August 11, 2013

Registration Certificate of Chemicals Subject to Supervision and Control

The Registration Certificate of Chemicals Subject to Supervision and Control promulgated by the State Council on December 27, 1995 provides that the activities of production, trading and using of chemicals which could be used to produce chemical weapons are under supervision and control of the government and every person intending to engage in such activities shall be registered with and approved by competent government authority before acting.

Zibo Jiazhou Chemical obtained its first Registration Certificate of Chemicals Subject to Supervision on December 19, 2003, which was renewed several times thereafter. The information in the current registration certificate is as follows:

Certificate No.: HW37C(001)号
Registered Chemicals: phthalic anhydride (PA) and maleic anhydride (MAH)
Issued by: Chemical Industry Administration Office of Zibo City
Issuing Date: November 9, 2009
Valid Until: November 8, 2010

Registration Certificate of Standardization

The information in the current registration certificate is as follows:

National Standard Registration Certificate (山东省企业产品执行标准登记证书)
Certificate No.: 370300-0510
Standard in Conformance:  GB/T 3676-2008 for maleic anhydride (MAH); GB/T 15336-2006 for phthalic anhydride (PA)
Issued by: Quality and Technical Supervision Bureau of Shandong Province
Issuing Date: April 22, 2010
Valid Until: April 22, 2013

License of Heating Supply

Zibo Jiazhou Chemical is engaged in the sale of steam, which is produced as a byproduct of phthalic anhydride and maleic anhydride. According to the Administration Rules of Shandong Province on Heating Supply Permit and the Administration Rules of Shandong Province on Heating Supply promulgated by Shandong Provincial Government on February 27, 2006 and October 31, 2007 respectively, Zibo Jiazhou Chemical registered with the government authority for being in the business relating to public utility and obtained a license with information set forth as follows:

Certificate No.: 鲁淄热许字第10018号
Issued by: Public Utility Administration Bureau of Shandong Province
Issuing Date: June 7, 2010
Valid Until: June 7, 2013

Project Investment Approvals

According to relevant PRC regulations, for each project having fixed assets construction or enlargement, as a precondition for applying for other necessary approvals from various government authorities (such as land, layout, construction, fire control, etc.), the approval in regard of investment scale, capital sources, production capacity, profit prediction, resources consumption, etc. from competent level of governmental authority in charge of macro-economic control of this area shall be firstly obtained (the “Project Investment Approval”).

Zibo Jiazhou Chemical has three projects been built or in building:

(1)	Project of phthalic anhydride (“Project A”)

The construction of Project A was divided into two phases. Phase I, having annual production capability of 30,000 tons phthalic anhydride, began in February 2004 and completed in August 2006. Phase II, having annual production capability of 20,000 tons phthalic anhydride, began in October 2007 and completed in February 2008. The Company obtained the Project Investment Approval from the Economic and Trade Administration Committee of Zibo Municipal on June 3, 2004.

(2)	Project of maleic anhydride (“Project B”)

The construction of Project B was divided into three phases. Phase I, having annual production capability of 10,000 tons maleic anhydride, began in November 2004 and completed in April 2007. Phase II, having annual production capability of 20,000 tons maleic anhydride, began in October 2007 and completed in June 2008. Construction of Phase III, having the production capability of 30,000 tons maleic anhydride has already begun and operations will commence in October, 2010.

Zibo Jiazhou Chemical obtained the Project Investment Approval from the Economic and Trade Administration Committee of Zibo Municipal on March 11, 2006 for Phase I of Project B and obtained the Project Investment Approval from the Economic and Trade Administration Committee of Shandong Province on March 5, 2009 for Phase III of Project B.

(3)	Project of 1,4-butanediol (“Project C”)

Zibo Jiazhou Chemical obtained the Project Investment Approval for Project C, having annual production capacity of 50,000 tons/year 1,4-butanediol, from the Economic and Trade Administration Committee of Shandong Province on March 5, 2009.  Construction of Project C is expected to begin in October 2010.  Construction is expected to be completed within 18 months of the commencement of construction. Accordingly, based upon current estimates, production of 1,4-butanediol will begin in April 2012.

Our Strategies, Risks and Uncertainties

In order to enhance our position as one of the top chemical manufacturers in the PRC, we intend to expand our 1,4-butanediol production, expand our toll processing business to maximize capacity utilization and gain no-cost by-product revenues for acid water and steam sales, widen our geographic distribution and sales networks into new domestic and international markets, and further integrate Westerns management best practices and techniques to maximize profitability and financial controls.

These risks and uncertainties, along with others, are also described in the Risk Factors section of this Current Report on Form 8-K.

RISK FACTORS

An investment in our common stock or other securities involves a number of risks. You should carefully consider each of the risks described below before deciding to invest in our common stock. The risk factors presented below are all of the ones that we currently consider material. However, they are not the only ones facing our Company. Additional risks not presently known to us, or which we currently consider immaterial, may also adversely affect us. There may be risks that a particular investor views differently from us, and our analysis might be wrong. If any of the risks that we face actually occur, our business, financial condition and operating results could be materially adversely affected and could differ materially from any possible results suggested by any forward-looking statements that we have made or might make. In such case, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Associated with our Business

We have a relatively limited operating history.

We have a relatively limited operating history with respect to our current business strategy. Zibo Jiazhou Chemical, our PRC operating entity, through which we currently operate our business, commenced production of phthalic anhydride in 2001 and maleic anhydride in 2007. We also intend to shift the focus of our production to 1,4-butanediol. You should consider our future prospects in light of the risks and uncertainties typically experienced by companies such as ours in evolving industries such as the chemical industries in China and the Asia-Pacific region. Some of these risks and uncertainties relate to our ability to:

●	Offer new and innovative products to attract and retain a larger customer base;

●	Attract additional customers and increase spending per customer;

●	Increase awareness of our products and brands and continue to develop user and customer loyalty;

●	Raise sufficient capital to sustain and expand our business;

●	Maintain effective control of our costs and expenses;

●	Respond to changes in our regulatory environment;

●	Respond to competitive market conditions;

●	Manage risks associated with intellectual property rights;

●	Integrate any business acquisition properly;

●	Attract, retain and motivate qualified personnel; and

●	Upgrade our technology to support additional research and development of new products.

Because our contracts are individual purchase orders and not long-term agreements, the results of our operations can vary significantly from quarter to quarter.

We currently do not have any long-term contracts with our customers for our chemical products. We have been dependent in each year on a small number of customers who generate a significant portion of our business related to our chemical products, and these customers have changed from year to year. For the six months ended June 30, 2010, 3 customers accounted for approximately 38% of our total revenues related to our chemical products. For the year ended December 31, 2009, 4 customers accounted for approximately 71% of our total revenues related to our chemical products. For the year ended December 31, 2009, 69.07% of revenue was derived from the Shandong Province, whereby 37 customers are located. We anticipate that our dependence on a limited number of customers in any given year will continue for the foreseeable future. There is a risk that existing customers will elect not to do business with us in the future or will experience financial difficulties. There is also a risk that our customers will attempt to impose new or additional requirements on us that reduce the profitability of those customers for us. If we do not develop relationships with new customers, we may not be able to increase, or even maintain, our revenue, and our financial condition, results of operations, business and/or prospects may be materially adversely affected.

Possible shortage in supply or price fluctuations of raw materials may have a detrimental effect on our profitability.

We have not entered into any long-term supply contracts with suppliers of major raw materials and cannot guarantee that we will be able to pass any future increases in raw material purchase prices on to consumers. For the six months ended June 30, 2010, 3 suppliers provided approximately 86% of our raw materials. For the year ended December 31, 2009, 4 suppliers provided approximately 91% of our raw materials. Within a 200 km parameter of Zibo Jiazhou Chemical, there is in excess of 150,000 metric tons annual supply of raw materials. In the event that our relationships deteriorate with such suppliers, we may be unable to fulfill our customers’ needs. In the event that there is a significant shortage or change in the purchase price of raw materials in the future and we are unable to transfer resulting cost increases to our customers, our business operations and profitability may be adversely effected.

We face competition from other chemical producers and sellers. Therefore, the business and prospects may be adversely effected if we are not able to compete effectively.

We operate in markets where we compete with organic chemical producers and sellers of similar or larger size and scale in the PRC. In addition, a number of foreign companies have established chemical manufacturing enterprises in the PRC, and other foreign manufacturers may do so in the future. Such domestic and foreign competitors may have greater access to financial resources, higher levels of vertical integration, better operating efficiency and longer operating histories. As of August 31, 2010, there are 3 direct competitors that are located within a 100km parameter of Zibo Jiazhou Chemical. Within this parameter, Zibo Jiazhou Chemical produces over 50% of the supply of MAH at current production levels and an estimated 20% of the PA supply. If we are unable to improve product quality, performance and price competitiveness or if we are unable to anticipate and respond to changing market demand, maintain operating efficiency and economies of scale, and control costs in connection with the planned expansion, raw materials and energy, our business and prospects may be adversely effected and we may not be able to compete effectively.

Our business and operations require capital investment. Failure to raise sufficient capital in a timely manner may adversely effect the business and results of operations.

In accordance with our development plan, including the contemplated construction of the 1,4-butanediol production line, we intend to expand our operations in the Shandong Province of the PRC. Management may from time to time have other business expansion plans that require further capital. If we are unable to obtain such additional funding, we may not be able to pay for the necessary capital expenditures needed for expansion, or to implement proposed business strategies or at all. Any of the above could impede the implementation of our business strategies or prevent us from entering into transactions that would otherwise benefit business on commercially reasonable terms or at all and adversely effect its financial condition and results of operations.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•  Investors’ perception of, and demand for, securities of alternative chemical companies;

•  Conditions of the U.S. and other capital markets in which we may seek to raise funds;

•  Our future results of operations, financial condition and cash flows;

•  PRC governmental regulation of foreign investment in chemical companies in China;

•  Economic, political and other conditions in China; and

•  PRC governmental policies relating to foreign currency borrowings.

We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us could have a material adverse effect on our liquidity and financial condition.

Our business is subject to operation risks beyond our control and could have a detrimental effect on our profitability.

Our financial performance is at all times subject to operational risks which may include factors that are beyond our control. The production process could face unforeseen operating problems and therefore production could be delayed and financial performance would be adversely affected. Unanticipated additional maintenance of the plant would also impact upon production capacity and revenue projections. This potential downtime would impact upon our results.

Operations are subject to hazards and natural disasters that may not be fully covered by our insurance policies.

We make substantial investments in complex manufacturing and production facilities. Many of the production processes, raw materials and certain finished products are potentially destructive and dangerous in uncontrolled or catastrophic circumstances, including operating hazards, fires and explosions, and natural disasters such as typhoons, floods, earthquakes and major equipment failures for which insurance may not be obtainable at a reasonable cost or at all. Should an accident or natural disaster occur, it may cause significant property damage, disruption to operations and personal injuries and our insurance coverage may be inadequate to cover such loss. Should an uninsured loss or a loss in excess of insured limits occur, we could suffer from damage to our reputation or lose all or a portion of production capacity as well as future revenues anticipated to derive from the relevant facilities. Any material loss not covered by our insurance policies could materially and adversely effect our business, financial condition and operations.

We do not currently maintain any business interruption insurance policies.

We have not yet taken out a business interruption insurance policy. Our operations could be interrupted by fire, flood, earthquake and other events beyond our control for which we do not carry adequate insurance. While we have property damage insurance, we do not carry business disruption insurance, which is not readily available in China. Any disruption of the operations in our factories would have a significant negative impact on our ability to manufacture and deliver products, which would cause a potential diminution in sales, the cancellation of orders, damage to our reputation and potential lawsuits.

Furthermore, any defects in our chemical products could result in economic loss, adverse customer reaction, negative publicity, and additional expenditure to rectify the problems and/or legal proceedings instituted against us. We have not maintained any insurance policy against losses that may arise from such claims. Any litigation relating to such liability may be expensive and time consuming, and successful claims against us could result in substantial monetary liability or damage to our business reputation and disruption to our business operations.

We are dependent upon key personnel and the loss of key personnel, or the inability to hire or retain qualified personnel, could have an adverse effect on our business and operations.

Our success is heavily dependent on the continued active participation of Lu Feng, our Chief Executive Officer, President and Chairman, Yan Kai, our Chief Operating and Administration Officer, Zhang Lianjun, our Chief Marketing Officer, Li Bin, our Chief Accounting Officer.  Loss of the services of Mr/Ms. Lu, Yan, Li or Zhang could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the chemical industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. The inability on our part to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

There are differences between PRC and U.S. Generally Accepted Accounting Principles.

Our profits are derived from our PRC operating entity. The profits available for distribution for companies established in the PRC are determined in accordance with PRC accounting standards, which may differ from the amounts, arrived at under US GAAP. In the event that the amount of the profits determined under the PRC accounting standard in a given year is less than that determined under the US GAAP, we may not have funds to allow distribution of profits to our stockholders.

We may fail to achieve our outline business objectives.

The future plans as set out in this document have been formulated on the basis of a number of assumptions in relation to future events, which by their nature are subject to changes and uncertainties and may not materialize. Although we will endeavor to execute such plans there is no assurance that our plans will materialize or be executed in accordance with the stated timeframe or that our objectives will be fully accomplished.

There is a risk of infringement of our intellectual property rights in the PRC.

Zibo Jiazhou Chemical owns one registered trademark in the PRC. There can be no assurance that the existing legal protection in the PRC will effectively prevent unauthorized use of our trademarks or the misappropriation by third parties of the technology associated with our applied/registered patents.

Policing unauthorized use of our trademarks and the proprietary technology may be difficult, costly and ineffective, and there can be no assurance that any steps taken by us will effectively prevent any such misappropriation or infringement from occurring. Unauthorized use of our trademarks and patented technology could adversely effect our performance and business reputation. Failure to renew our trademarks could also adversely effect our performance and business reputation.

Potential claims alleging infringement of third party’s intellectual property by us could harm our ability to compete and result in significant expense to us and loss of significant rights.

From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims that our products or processes, whether in relation to the specific circumstances set out above or otherwise, infringe the intellectual property rights of others, regardless of the merit or resolution of such claims, could cause us to incur significant costs in responding to, defending, and resolving such claims, and may divert the efforts and attention of our management and technical personnel away from the business. As a result of such intellectual property infringement claims, we could be required or otherwise decide it is appropriate to pay third-party infringement claims; discontinue manufacturing, using, or selling particular products subject to infringement claims; discontinue using the technology or processes subject to infringement claims; develop other technology not subject to infringement claims, which could be time-consuming and costly or may not be possible; and/or license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms. The occurrence of any of the foregoing could result in unexpected expenses or require us to recognize an impairment of our assets, which would reduce the value of the assets and increase expenses. In addition, if we alter or discontinue the production of affected items, our revenue could be negatively impacted.

We are currently utilizing certain land for industrial purposes in violation of PRC law.

Under the PRC legal system, the ownership of land are classified into two types, the “State-owned” and the “collectively owned by peasants”. State-owned lands are owned by the State and people can only be granted the right to use such land for a certain period of time approved by the government. Lands collectively owned by peasants are usually agriculture land owned by the peasant community inhabiting on the land. The 63,603 square meters of land leased by Zibo Jiazhou Chemical is in the nature of “collectively owned by peasants” and according to a document issued by the State Land Bureau of Zibo Municipal on August 10, 2010, this land is owned by Jiazhou Community.

Pursuant to relevant regulations issued by the State government, land collectively owned by peasants can only be used for agriculture, building utilities for the inhabiting community or be used to build commercial or industrial facilities by business entities owned by the inhabiting community. Zibo Jiazhou Chemical is not an entity owned by the inhabiting community of the land, therefore it is not legal for Zibo Jiazhou Chemical to use the land in the current status. Zibo Jiazhou Chemical needs to apply with the local government for the using of this land and, if approved, the government will compensate the inhabiting community for transforming the nature of the land to “State-owned” and then grant the land use right to Zibo Jiazhou Chemical through appropriate procedure. Zibo Jiazhou Chemical received notification from the State Land Bureau of Zibo Municipal on August 10, 2010 that the land leasing relationship between Jiazhou Community and Zibo Jiazhou Chemical will be kept in its current status before the land being granted to Zibo Jiazhou Chemical in the nature of a State-owned land, which is undertaken to be happened within five years.

We depend on only one factory to manufacture our products and any disruption of the operations in this factory would damage our business.

All of our products are manufactured in our factory in the PRC which we depend on to produce the products that we sell. Our operations could be interrupted by fire, flood, earthquake and other events beyond our control. Any disruption of the operations in this factory would have a significant negative impact on our ability to deliver products, which would cause a potential diminution on sales, the cancellation of orders, damage to our reputation and potential lawsuits.

RISKS RELATING TO THE CHEMICAL INDUSTRY IN THE PRC

Our failure to comply with ongoing governmental regulations could hurt our operations and reduce our market share.

In China, the chemical industry is undergoing increasing regulations as environmental awareness increases in China. The trend is that the Chinese government toughens its regulations and penalties for violations of environmental regulations. New regulatory actions are constantly changing our industry. Although we believe we have complied with applicable government regulations, there is no assurance that we will be able to do so in the future.

Our current Industrial Products Production License does not cover the production of maleic anhydride.

Although Zibo Jiazhou Chemical began to produce maleic anhydride in April 2007, maleic anhydride is not registered in the scope of products of its current Industrial Products Production License. If Zibo Jiazhou Chemical fails to do the filing, the relevant government authority may order Zibo Jiazhou Chemical to suspend production of the unregistered product and impose fines. Zibo Jiazhou Chemical recently applied with the relevant authority for the registration of maleic anhydride in this license and expects to obtain approval in a reasonable time, however, it cannot guarantee a favourable outcome on its application.

RISKS RELATING TO DOING BUSINESS IN CHINA

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies, repatriation of funds and direct investment. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act (“FCPA”), which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. While our code of ethics have been adopted to ensure compliance with the FCPA and Chinese anti-corruption laws by all individuals involved with our company, our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

The PRC economy may experience inflationary pressure, which may lead to an increase in interest rates and a slowdown in economic growth.

In response to concerns regarding the PRC’s high rate of growth, the PRC Government has taken measures to slow down economic growth to a more manageable level. Among the measures that the PRC Government has taken are restrictions on bank loans in certain sectors. These measures have contributed to a slowdown in economic growth in the PRC and a reduction in demand for consumer goods. Consequently, these measures and any additional measures, including a possible increase in interest rates, could contribute to a further slowdown in the PRC economy, which in turn could adversely affect the future demand of the our products and our operating results. If prices for our products rise at a rate that is insufficient to compensate for the rise in our costs, it may have an adverse effect on profitability.

Fluctuations in the exchange rate could have a material adverse effect upon our business.

We conduct our business in RMB. To the extent our future revenue are denominated in currencies other than the United States dollars, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse effect on our financial condition and operating results since our operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

            Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could negative impact our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate and control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely effect our results of operations and financial condition.

Any deterioration of political relations between the United States and the PRC could impair our operations.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential acquisition candidates or their goods and services to become less attractive. Such a change could lead to a decline in our profitability. Any weakening of relations between the United States and the PRC could have a material adverse effect on our operations.

 Under the PRC Enterprise Income Tax Law, we and/or Gold Champ may be classified as a “resident enterprise” of the PRC. Such classification could result in PRC tax consequences to us, our non-PRC resident enterprise investors and/or Gold Champ

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law,” which took effect on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define “de facto management bodies” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise; however, it remains unclear whether the PRC tax authorities would deem our managing body as being located within China. Due to the short history of the EIT Law and lack of applicable legal precedents, the PRC tax authorities determine the PRC tax resident treatment of a foreign (non-PRC) company on a case-by-case basis.

If the PRC tax authorities determine that we and/or Gold Champ are a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, we and/or Gold Champ may be subject to the enterprise income tax at a rate of 25 percent on our and/or Gold Champ’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. As a result, if we and Gold Champ are treated as “qualified resident enterprises,” all dividends from Gold Champ should be exempt from PRC tax.

If Gold Champ were treated as a PRC “non-resident enterprise” under the EIT Law, then dividends that Gold Champ receives from the PRC operating company (assuming such dividends were considered sourced within the PRC) may be subject to a 10 percent PRC withholding tax. Similarly, if we were treated as a “non-resident enterprise” under the EIT Law and Gold Champ were treated as a “resident enterprise” under the EIT Law, then dividends that we receive from Gold Champ (assuming such dividends were considered sourced within the PRC) may be subject to a 10 percent PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, we could pay to our shareholders.

Finally, the new “resident enterprise” classification could result in a situation in which a 10 percent PRC tax is imposed on dividends we pay to our enterprise (but not individual) investors that are not tax residents of the PRC (“non-resident investors”) and gains derived by them from transferring our securities, if such income or gain is considered PRC-sourced income by the relevant PRC tax authorities. In such event, we may be required to withhold a 10 percent PRC tax on any dividends paid to our non-resident investors. Our non-resident investors also may be responsible for paying PRC tax at a rate of 10 percent on any gain realized from the sale or transfer of our securities   in certain circumstances. We would not, however, have an obligation to withhold PRC tax with respect to such gain under the PRC tax laws.

            Moreover, the State Administration of Taxation (“SAT”) released Circular Guoshuihan No. 698 (“Circular 698”) on December 10, 2009 that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles. Circular 698 addresses indirect equity transfers as well as other issues. Circular 698 is retroactively effective from January 1, 2008. According to Circular 698, where a non-resident investor who indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in the PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5 percent or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer. The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. A reasonable commercial purpose may be established when the overall international (including U.S.) offshore structure is set up to comply with the requirements of supervising authorities of international (including U.S.) capital markets. If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the seller to PRC tax on the capital gain from such transfer. Since Circular 698 has a short history, there is uncertainty as to its application. We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

If any PRC tax applies to a non-resident investor, the non-resident investor may be entitled to a reduced rate of PRC tax under an applicable income tax treaty and/or a deduction for such PRC tax against such investor’s domestic taxable income or a foreign tax credit in respect of such PRC tax against such investor’s domestic income tax liability (subject to applicable conditions and limitations). Investors should consult their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available deductions or foreign tax credits.

Restrictions on receipt of dividends from, and transfer of funds to, our PRC operating subsidiaries may be imposed.

Gold Champ is incorporated in Hong Kong and is the holding company of our operating subsidiary. At present, Zibo Costar Information Consulting is the only operating subsidiary. The ability of Zibo Costar Information Consulting and any future subsidiaries which are WOFEs to declare dividends and other payments to Gold Champ may be restricted by factors that include changes in applicable foreign exchange and other laws and regulations in the PRC and in Hong Kong.

In particular, under PRC law, profit available for distribution from the PRC operating subsidiaries is determined in accordance with generally accepted accounting principles in the PRC. This calculation may differ from the one performed in accordance with US GAAP. As a result of the potential difference in profit calculation, there is a risk that the PRC subsidiaries may not have sufficient profit to distribute so as to allow distributions to the stockholders in the future. In addition, distributions by our subsidiaries other than as dividends may be subject to governmental approval and taxation.

Any transfer of funds to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, is subject to registration or approval of certain PRC governmental authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority. Further, it is not permitted under PRC law for our PRC subsidiaries to lend money to each other/another member. Therefore, it is difficult to change our capital expenditure plans once the relevant funds have been remitted to our PRC subsidiaries. These limitations on the free flow of funds between our companies and our PRC subsidiaries could restrict our ability to act in response to changing market conditions and to reallocate funds from one PRC subsidiary to another in a timely manner.

Uncertainties with respect to the PRC legal system could adversely effect us.

Our operations in China are governed by PRC laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Due to the nature of our business, we are subject to certain environmental regulation.

Our operations are subject to environmental and safety regulation in the PRC. Such regulation covers a wide variety of matters, including, without limitation, prevention of waste, pollution and protection of the environment, labor regulations and worker safety. We could also be subject, under such regulations, to clean up costs and liability for toxic and hazardous substances which may exist on or under any of our properties or which may be produced as a result of our operations. In particular, the acceptable level of pollution and the potential  costs and obligations and liability for toxic or hazardous substances for which we may become liable as a result of our activities may be impossible to assess against the current legal framework and current enforcement practices of the PRC. In addition, environmental legislation and permit regime are likely to evolve in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened degree of responsibility for companies and their directors and employees.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents.

The State Administration of Foreign Exchange in the PRC, or SAFE, issued a public notice, or “Notice 75,” in October 2005 requiring PRC residents and non-PRC residents who habitually reside in the PRC for economic reasons, or PRC Residents, to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies (referred to in the Notice 75 as an “offshore special purpose company”). PRC Residents that are shareholders of offshore special purpose companies established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006. To further clarify the implementation of Notice 75, SAFE issued Notice 106 on May 9, 2007. Under Notice 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner.

Pursuant to the foregoing regulations, the failure of PRC resident shareholders to register with the local SAFE branch for its overseas investment, or to amend their SAFE registrations pursuant to the Notice 75 and Notice 106, or the failure of future shareholders of the Company who are PRC Residents to comply with the registration procedures set forth in the Notice 75 and Notice 106, may subject such beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into the PRC subsidiaries, limit the ability of the PRC subsidiaries to distribute dividends to the Company or otherwise adversely affect the business.

Our PRC legal counsel has advised that we are an overseas company established and controlled by foreign companies and foreign individuals and hence, do not fall within the definition of “offshore special purpose company” for the purposes of the Notice 75. Accordingly, the aforesaid registration requirements are not applicable to us and our PRC resident shareholders. If SAFE or other PRC regulatory authorities subsequently determines that SAFE registration is required for the establishment of the Company, we may suffer in the manner described above.

Foreign investment in the PRC is subject to industry restrictions which could adversely effect our growth.

Foreign investment in the PRC is subject to industry-specific restrictions and/or prohibitions set forth in a Catalogue Guiding Foreign Investment in Industry, or Catalogue. Local governments in the PRC may maintain further industry-specific restrictions or prohibitions. The Catalogue distinguishes between different industries in terms of whether foreign investment is “encouraged,” “restricted,” “prohibited” or “permitted” in such industries. The different categories generally indicate the disposition of the Ministry of Commerce (“MOC”) other PRC regulatory authorities to approve foreign investment in a given industry, as well as having certain tax and other implications. Investments in the encouraged and permitted categories are generally eligible for approval with relatively few restrictions. Investment in the “restricted” category is often subject to limitations on the amount of equity that a foreign investor can hold and to other restrictions. Moreover, government approval of investments in the “restricted” category is generally perceived to be harder to secure. Foreign investment in the “prohibited” category is barred altogether. Such restrictions on the nature and terms of the Company’s potential investments in the PRC may limit the opportunities available to us in the PRC.

Failure to make payments for the compulsory social insurance schemes in the PRC may result in late charges or third party claims.

Zibo Jiazhou Chemical is required to make payments for the compulsory social insurance schemes for their employees in accordance with the relevant PRC laws. Upon the failure to make such payments, the employees have the right to claim damages in connection with the non-payment of the social insurance. Although we have made payment of all outstanding premiums, to the extent we do not pay any amounts owed under the social insurance schemes, our operations and financial results may be adversely effected if any claim is made against us.

Our sales are derived entirely from the PRC market.

For the years ended December 31, 2009 and 2008, 100% and 100% of our total sales were derived from the PRC market, respectively. We expect that domestic sales will continue to account for a significant portion of our total sales. If there is any material adverse change in political, economic or legal conditions in the PRC market, our sales and profitability may be negatively impacted.

We rely on contractual arrangements with Zibo Jiazhou Chemical and shareholders for a substantial portion of our China operations, which may not be as effective in providing operational control as direct ownership.

We rely on contractual arrangements with Zibo Jiazhou Chemical and shareholders to operate our chemical manufacturing business. For a description of these contractual arrangements, see “Our Structure” above. These contractual arrangements may not be as effective in providing us with control over Zibo Jiazhou Chemical as direct ownership. If we had direct ownership of Zibo Jiazhou Chemical, we would be able to exercise our rights as a shareholder to effect changes in the Board of Directors of Zibo Jiazhou Chemical which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, as a legal matter, if Zibo Jiazhou Chemical or any of its subsidiaries and shareholders fails to perform its or his respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you to be effective. For example, if the shareholders of Zibo Jiazhou Chemical were to refuse to transfer his equity interest in Zibo Jiazhou Chemical to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if the shareholders of Zibo Jiazhou Chemical were otherwise to act in bad faith toward us, then we may have to take legal action to compel them to fulfill their contractual obligations.

Many of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

Contractual arrangements we have entered into among our subsidiaries and affiliated entities may be subject to scrutiny by the PRC tax authorities and a finding that we owe additional taxes or are ineligible for our tax exemption, or both, could substantially increase our taxes owed, and reduce our net income and the value of your investment.

Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we have entered into among our subsidiaries and affiliated entities are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow our tax savings, adjust the profits and losses of our respective PRC entities and assess late payment interest and penalties.

As a result of this risk, you should evaluate our results of operations and financial condition without regard to these tax savings.

We depend upon the acquisition and maintenance of licenses to conduct our business in the PRC.

In order to conduct business in the PRC, we need licenses from the appropriate government authorities, including general business licenses. The loss or failure to obtain or maintain these licenses in full force and effect will have a material adverse impact on our ability to conduct our business and on our financial condition.

Changes in the policies of the government in the PRC could significant impact our ability to operate profitably.

The economy of the PRC is a planned economy subject to five-year and annual plans adopted by the government that set down national economic development goals. Government policies can have significant effect on the economic conditions of the PRC. Although the government in the PRC has confirmed that economic development will follow a model of market economy under socialism, a change in the direction of government planning may materially affect our business, prospects and financial condition.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Government policies are subject to rapid change, and the government of the PRC may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of the PRC will not significantly alter its policies from time to time without notice in a manner which reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in the PRC remains government-owned. For instance, all lands are state owned and leased to business entities or individuals through governmental granting of state-owned land use rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. The government of the PRC also exercises significant control over its economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in the PRC, could have a material adverse effect on our business, results of operations and financial condition.

Recent regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

The PRC National Development and Reform Commission, or NDRC, and SAFE recently promulgated regulations that require PRC residents and PRC corporate entities to register with and obtain approvals from relevant PRC government authorities in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

Under the SAFE regulations, PRC residents who make, or have previously made, direct or indirect investments in offshore companies will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to file with the local branch of SAFE, with respect to that offshore company, any material change involving capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger, division, long term equity or debt investment or creation of any security interest over the assets located in China. If any PRC shareholder fails to make the required SAFE registration, the PRC subsidiaries of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation, to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into their PRC subsidiaries. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

The PRC tax authorities may require us to pay additional taxes in connection with our acquisitions of offshore entities that conducted their PRC operations through their affiliates in China.

Our operations and transactions are subject to review by the PRC tax authorities pursuant to relevant PRC laws and regulations. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, in the case of some of our acquisitions of offshore entities that conducted their PRC operations through their affiliates in China, we cannot assure you that the PRC tax authorities will not require us to pay additional taxes in relation to such acquisitions. In the event that the sellers failed to pay any taxes required under PRC law in connection with these transactions, the PRC tax authorities might require us to pay the tax, together with late-payment interest and penalties.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

Substantially all of our revenues and operating expenses are denominated in RMB. The RMB is currently convertible under the “current account”, which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account”, which includes foreign direct investment and loans. Currently, Zibo Costar Information Consulting may purchase foreign exchange for settlement of “current account transactions”, including payment of dividends to us, without the approval of the State Administration of Foreign Exchange. However, we cannot assure you that the relevant PRC governmental authorities will not limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenues will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in RMB to fund our business activities outside China, if any, or expenditures denominated in foreign currencies. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, the State Administration of Foreign Exchange and other relevant PRC governmental authorities. This could affect Zibo Costar Information Consulting’s ability to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

Because our earnings and cash and cash equivalent assets are denominated in RMB and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in exchange rates between U.S. dollars and RMB will affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Since July 2005 the RMB is no longer pegged solely to the U.S. dollar. Instead, it is reported to be pegged against a basket of currencies, determined by the People’s Bank of China. Change in policy has resulted in the gradual increase in the value of the RMB against the U.S. dollar over time. As of August 31, 2010, the RMB was 6.81885 against the U.S. dollar; July 31, 2005 the RMB was valued 8.10526 against the U.S. Dollar. The RMB may appreciate or depreciate significantly in value against the U.S. dollar in the long term, depending on the fluctuation of the basket of currencies against which it is currently valued or it may be permitted to enter into a full float, which may also result in a significant appreciation or depreciation of the RMB against the U.S. dollar. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue in the future which will be exchanged into U.S. dollars and earnings from and the value of any U.S. dollar-denominated investments we make in the future.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. We do not intend to enter into any hedging transactions. Even if we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of most developed countries.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been making a transition to a more market-oriented economy, although the government imposes price controls on certain products and in certain industries. However, we cannot predict the future direction of these economic reforms or the effects these measures may have. The economy of the PRC also differs from the economies of most developed countries including with respect to the amount of government involvement, level of development, growth rate and control of foreign exchange and allocation of resources. As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the economy of the PRC were similar to those of other developed countries.

Because our officers and directors reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce United States court judgments against them in the PRC.

Our directors and our executive officers reside in the PRC and all of our assets are located in the PRC. It may therefore be difficult for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the federal securities laws.

We may have limited legal recourse under PRC law if disputes arise under contracts with third parties.

All of our agreements, which are made by our PRC subsidiaries, are governed by the laws of the PRC. The PRC legal system is a civil law system based on written statutes. Accordingly decided legal cases have little precedential value. The government of the PRC has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, these laws are relatively new and their experience in implementing, interpreting and enforcing these laws and regulations is limited. Therefore, our ability to enforce commercial claims or to resolve commercial disputes may be uncertain. The resolution of these matters may be subject to the exercise of considerable discretion by the parties charged with enforcement of the applicable laws. Any rights we may have to specific performance or to seek an injunction under PRC law may be limited, and without a means of recourse, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Fluctuations in the exchange rate could have a material adverse effect upon our business.

We conduct our business in the RMB. The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade old policy of pegging its currency to the U.S. currency. Under the current policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This Change in policy has resulted in the gradual increase in the value of the RMB against the U.S. dollar over time. As of August 31, 2010, the RMB was 6.81885 against the U.S. dollar; July 31, 2005 the RMB was valued 8.10526 against the U.S. Dollar. However, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. To the extent our future revenues are denominated in currencies other the United States dollars, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse effect on our financial condition and operating results since our operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

Certain of our stockholders control a significant amount of our common stock.

Approximately 66% of our outstanding common stock is owned by our chairman, Lu Feng and Vice-Chairman Lu Lingliang. Accordingly, Lu Feng and Lu Lingliang presently have the voting power to elect all of the directors and approve any transaction requiring stockholder approval.

The terms on which we may raise additional capital may result in significant dilution and may impair our stock price.

We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price.

RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Under the current SEC regulations, we will be required to include a management report on internal controls over financial reporting in our Form 10-K annual report for the year ended December 31, 2010. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Although we are not aware of anything that would impact our ability to maintain effective internal controls, we have not obtained an independent audit of our internal controls, and, as a result, we are not aware of any deficiencies which would result from such an audit. Further, at such time as we are required to comply with the internal controls requirements of Sarbanes Oxley, we may incur significant expenses in having our internal controls audited and in implementing any changes which are required.

Because we may be subject to the “penny stock” rules, you may have difficulty in selling our common stock.

Because our stock price is less than $5.00 per share, our stock may be subject to the SEC’s penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any based upon an claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

Although we do not make projections relating to our future operating results, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

The volatility of and limited trading market in our common stock may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been very limited. Over the last two years, the market price for our common stock has not been traded. Any future market price for our shares is likely to be very volatile. Further, our common stock is not actively traded, which may amplify the volatility of our stock. These factors may make it more difficult for you to sell shares of common stock.

Management Discussion and Analysis of Financial Conditions and Results of Operations

The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto and other financial information contained elsewhere in this Form 8-K.

Our Company engages in the business of manufacturing and selling maleic anhydride (“MAH”) and phthalic anhydride (“PA”) products. The Company’s products are primarily marketed and sold in the PRC.

Our Company currently has the capacity to produce 30,000 tons of maleic anhydride per year and 50,000 tons of phthalic anhydride per year. During the second quarter of fiscal year ended December 31, 2008, the Company started construction to expand the Company’s annual MAH capacity to 60,000 tons per year. The expansion is scheduled to commence operations October, 2010. For the year end of December 31, 2009, the Company’s total revenues were $56,920,742.

Forward Looking Statements

We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the “safe harbor” protection for forward-looking statements that applicable federal securities law affords. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about our Company. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included or incorporated by reference in this report that address activities, events or developments that we expect or anticipate may occur in the future, including such things as future capital expenditures, business strategy, competitive strengths, goals, growth of our business and operations, plans and references to future successes may be considered forward-looking statements. Also, when we use words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” “forecast,” “may,” “should,” “budget,” “goal,” “expect,” “probably” or similar expressions, we are making forward-looking statements. Many risks and uncertainties may impact the matters addressed in these forward-looking statements. Our forward-looking statements speak only as of the date made and we will not update such forward-looking statements unless the securities laws require us to do so.

Some of the key factors which could cause our future financial results and performance to vary from those expected include:

•	The loss of primary customers;
•	Our ability to implement productivity improvements, cost reduction initiatives or facilities expansions;
•	Market developments affecting, and other changes in, the demand for our products and the introduction of new competing products;
•	Availability or increases in the price of our primary raw materials or active ingredients;
•	The timing of planned capital expenditures;
•
Our ability to identify, develop or acquire, and market additional product lines and businesses necessary to implement our business strategy and our ability to finance such acquisitions and development;

•	The condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;
•	The ability to obtain registration and re-registration of our products under applicable law;
•	The political and economic climate in the foreign or domestic jurisdictions in which we conduct business; and，
•
Other People’s Republic of China (“PRC”) or foreign regulatory or legislative developments which affect the demand for our products generally or increase the environmental compliance cost for our products or impose liabilities on the manufacturers and distributors of such products.

The information contained in this report, identifies additional factors that could cause our results or performance to differ materially from those we express in our forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions and, therefore, the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements which are included in this report and the exhibits and other documents incorporated herein by reference, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved.

Significant Accounting Policies and Management Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The policies discussed below are considered by management to be critical to an understanding of our financial statements.

Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Management makes these estimates using the best information available at the time the estimates are made. Actual results could differ materially from those estimates.

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) 820-10 (formerly Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.

These tiers include:

•	Level 1—defined as observable inputs such as quoted prices in active markets;

•	Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Cash and cash equivalents consist primarily of high rated money market funds at a variety of well-known institutions with original maturities of three months or less. Restricted cash represent time deposits on account to bank acceptance notes and collateral for short-term bank loans. The original cost of these assets approximates fair value due to their short term maturity.

The carrying amounts of other financial assets and liabilities, such as accounts receivable, notes receivable, prepaid expenses and other receivables, due from an employee, due from a related party, accounts payable, other payables and accrued liabilities, short-term bank loans, customer deposits, notes payable, income tax payable, due to employees, due to a shareholder, payable to contractors and current portion of long-term bank loans, approximate their fair values because of the short-term maturity of these instruments.

Inventories

Inventories are stated at the lower of cost or net realizable value (market value). The cost of raw materials is determined on a weighted average basis. Finished goods costs are determined on a weighted average basis and comprise direct materials, direct labor and an appropriate proportion of overhead.

Net realizable value is based on estimated selling prices less any further costs expected to be incurred for completion and disposal.

Prepayments for Goods

Prepayments for goods represent cash paid in advance to suppliers for purchases of raw materials. An estimate for doubtful accounts is made when realization of the full amount is no longer probable.

Customer Deposits

Customer deposits consist of amounts paid to the Company in advance for the sale of products in the PRC. The Company receives these amounts and recognizes them as a current liability until the revenue can be recognized when the goods are delivered.

Property, plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives are as follows:

Buildings	30 years
Machinery	3-13 years
Motor Vehicles	8 years
Office equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Construction in Progress

Construction in progress represents direct costs of construction or the acquisition cost of buildings or machinery and prepayments. Capitalization of these costs ceases and the construction in progress is transferred to fixed assets when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until the assets are completed and ready for their intended use.

Capitalized Interest

The interest cost associated with debt relating to construction projects is capitalized and included in the cost of the project. When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using weighted-average cost of the Company’s outstanding borrowings. Capitalization of interest ceases when the project is substantially completed or development activity is suspended for more than a brief period.

Land Use Rights

According to the laws of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. The land use rights granted to the Company are being amortized using the straight-line method over the lease term from seven to fifty years.

Impairment of Long-Term Assets

Long-term assets of the Company are reviewed annually as to whether their carrying value has become impaired, pursuant to the guidelines established in ASC 360-10-35-17 (SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”). The Company also periodically evaluates the amortization periods of its depreciable assets to determine whether subsequent events and circumstances warrant revised estimates of the useful lives. There was no impairment for the years ended December 31, 2009 and 2008.

Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;

•	Delivery has occurred or services have been rendered;

•	The seller’s price to the buyer is fixed or determinable and;

•	Collectability is reasonably assured.

Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to operations as incurred.

Foreign Currency Translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	June 30,	December 31,	June 30,	December 31,
	2010	2009	2009	2008
Period/Year end RMB: US$ exchange rate	6.7886	6.8172	-	6.8173
Average period/Year RMB: US$ exchange rate	6.8029	6.8173	6.8211	7.0557

Income Taxes

The Company accounts for income tax using the liability method. Deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future utilization is uncertain.

Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to recognize under current accounting standards as components of comprehensive income should be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current components of other comprehensive income are the foreign currency translation adjustment.

New Accounting Pronouncements

Effective January 1, 2009, the Company adopted ASC 815-10 (formerly SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities), which amends SFAS No. 133 and expands disclosures to include information about the fair value of derivatives, related credit risks and a company's strategies and objectives for using derivatives. The adoption of ASC 815-10 did not have a material effect on the Company’s financial statements as of December 31, 2009.

Effective January 1, 2009, the Company adopted ASC 815-40 (formerly Emerging Issues Task Force (“EITF”) Issue No. 07-05, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-05”). ASC 815-40 addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity's own stock, which is the first part of the scope exception in paragraph 11(a) of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). If an instrument (or an embedded feature) that has the characteristics of a derivative instrument under paragraphs 6–9 of SFAS 133 is indexed to an entity's own stock, it is still necessary to evaluate whether it is classified in stockholders' equity (or would be classified in stockholders' equity if it were a freestanding instrument). Other applicable authoritative accounting literature, including Issues EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company Own Stock, and EITF 05-2, The Meaning of “Conventional Debt Instrument” in Issue No. 00-19, provides guidance for determining whether an instrument (or an embedded feature) is classified in stockholders' equity (or would be classified in stockholders' equity if it were a freestanding instrument). ASC 815-40 does not address that second part of the scope exception in paragraph 11(a) of SFAS 133. The adoption of ASC 815-40 did not have a material effect on the Company’s financial statements as of December 31, 2009.

On April 9, 2009, the Financial Accounting Standards Board (“FASB”) also approved ASC 825-10 (formerly FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments) to require disclosures about fair value of financial instruments in interim period financial statements of publicly traded companies and in summarized financial information required by APB Opinion No. 28, Interim Financial Reporting. We are required to adopt ASC 825-10 for our interim and annual reporting periods ending after June 15, 2009. ASC 825-10 does not require disclosures for periods presented for comparative purposes at initial adoption. ASC 825-10 requires comparative disclosures only for periods ending after initial adoption. The adoption of ASC 825-10 did not have a material effect on the Company’s financial statements as of December 31, 2009.

In April 2009, the FASB updated guidance related to fair-value measurements to clarify the guidance related to measuring fair-value in inactive markets, to modify the recognition and measurement of other-than-temporary impairments of debt securities, and to require public companies to disclose the fair values of financial instruments in interim periods. This updated guidance became effective for the Company beginning June 1, 2009. The Company is evaluating impact of the adoption of this guidance.

In June 2009, the FASB issued ASC 810-10 (formerly SFAS No. 167) Amendments to FASB Interpretation No. 46(R), which require an enterprise to perform an analysis and ongoing reassessments to determine whether the enterprises variable interest or interests give it a controlling financial interest in a variable interest entity and amends certain guidance for determining whether an entity is a variable interest entity. It also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprises involvement in a variable interest entity. ASC 810-10 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009 and for all interim reporting periods after that. The Company is evaluating impact of the adoption of ASC 810-10.

In January 2010, the FASB issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires disclosure of transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy, including the reasons and the timing of the transfers and information on purchases, sales, issuance, and settlements on a gross basis in the reconciliation of the assets and liabilities measured under Level 3 of the fair value measurement hierarchy. This guidance is effective for the Company beginning March 1, 2010. The Company is evaluating the impact of the adoption of this guidance.

Results of Operation

Our operating results are presented for the year ended December 31, 2009, as compared to the year ended December 31, 2008.

	For The Year Ended December 31, 2009		For The Year Ended December31 ,2008		Comparisons
	Amount	Percentage of Revenues	Amount	Percentage of Revenues	Change in Amount	Increase (Decrease) in Percentage

Revenues	$56,920,742	100.00%	$45,818,746	100.00%	$11,101,996	24.23%
Cost of Goods Sold	$46,030,417	80.87%	$40,133,116	87.59%	$5,897,301	14.69%
Gross Profit	$10,890,325	19.13%	$5,685,630	12.41%	$5,204,695	91.54%
General & administrative expenses	$1,325,743	2.33%	$986,351	2.15%	$339,392	34.41%
Selling and distribution expenses	$11,725	0.02%	$8,843	0.02%	$2,882	32.59%
Profit from operations	$9,552,857	16.78%	$4,690,436	10.24%	$4,862,421	103.67%
Lease Income from a related party, net	$3,261,702	5.73%	$2,186,629	4.77%	$1,075,073	49.17%
Interest expense, net	$(1,398,369)	(2.46%)	$(977,125)	(2.13%)	$(421,244)	43.11%
Other (expenses) income, net	$(484)	0.00%	$146,579	0.32%	$(147,063)	(100.33%)
Income before income tax	$11,415,706	20.06%	$6,046,519	13.20%	$5,369,187	88.80%
Income tax expense	$1,410,314	2.48%	$717,367	1.57%	$692,947	96.60%
Net profit after tax	$10,005,392	17.58%	$5,329,152	11.63%	$4,676,240	87.75%
Foreign currency translation gain	$15,380	0.03%	$2,804,720	6.12%	$(2,789,340)	(99.45%)
Comprehensive Income	$10,020,772	17.60%	$8,133,872	17.75%	$1,886,900	23.20%

The following table sets forth the amounts and the percentage relationship to revenues of certain items in our statements of operations for the 12 months ended December 31, 2009 and 2008.

Revenue

The Company’s revenue for the year ended December 31, 2009 was $56,920,742, which represented an increase of 24.23% from the same period in the prior year. The increase was due to the increase in the sales volume of the processes of maleic anhydride and phthalic anhydride as compared to last year.

Sales by Product

	For The Year Ended December 31, 2009		For The Year Ended December 31, 2008		Comparisons
Product	Amount	Percentage of Revenues	Amount	Percentage of Revenues	Change in Amount	Increase (Decrease) in Percentage
Maleic Anhydride	$17,114,630	30.07%	$14,059,194	30.68%	$3,055,436	21.73%
Phthalic Anhydride	$27,296,046	47.95%	$24,709,497	53.93%	$2,586,549	10.47%
Fumaric Acid	$305,184	0.54%	$555,410	1.21%	$(250,226)	(45.05%)
Acid Water	$3,134,331	5.51%	$2,113,827	4.61%	$1,020,504	48.28%
Processing Fee	$1,504,479	2.64%	$14,536	0.03%	$1,489,943	10250.02%
Steam	$6,223,324	10.93%	$4,366,282	9.53%	$1,857,042	42.53%
Raw Material	$1,342,748	2.36%	$-	0.00%	$1,342,748	100.00%
Total	$56,920,742	100.00%	$45,818,746	100.00%	$11,101,996	24.23%

The sale of maleic anhydride increased by 21.73% to $17,114,630 for the year ended December 31, 2009 from $14,059,194 for the year ended December 31, 2008. The increase was due to the increasing sales volume. The price of maleic anhydride had decreased compared to last year and was affected by the economic crisis.

The sale of phthalic anhydride increased by 10.47% to $27,296,046 for the year ended December 31, 2009 from $24,709,497 for the year ended December 31, 2008. This was due to the increase in sales volume. The price of phthalic anhydride had decreased compared to last year and was affected by the economic crisis.

The sale of acid water increased 48.28% to $3,134,331 for the year ended December 31, 2009 from $2,113,827 for the year ended December 31, 2008. Acid Water is a byproduct created during the synthetic production process of both maleic anhydride and phthalic anhydride. The increase was due to an increase of sales volume compared to last year. The price of acid water has been stable compared to last year.

The sale of steam has increased by 42.53% to $6,223,324 for the year ended December 31, 2009 from $4,366,282 for the year ended December 31, 2008. Steam is a byproduct of the production process in both maleic anhydride and phthalic anhydride. The increase was due to an increase of price compared to last year.

The following is a breakdown of our revenues geographically:

	For The Year Ended December 31, 2009		For the Year Ended December 31,2008		Comparisons
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change in Amount	Change in Percentage
Shandong	$39,312,442	69.07%	$25,284,851	55.18%	$14,027,591	55.48%
Henan	$12,883,941	22.63%	$9,866,503	21.53%	$3,017,438	30.58%
Zhejiang	$1,809,826	3.18%	$6,291,730	13.73%	$(4,481,904)	(71.23%)
Hebei	$1,090,221	1.92%	$1,037,754	2.26%	$52,467	5.06%
Hubei	$696,285	1.22%	$-	0.00%	$696,285	100.00%
Guangdong	$410,315	0.72%	$891,881	1.95%	$(481,566)	(53.99%)
Jiangsu	$284,459	0.50%	$1,623,743	3.54%	$(1,339,284)	(82.48%)
Shanghai	$190,567	0.33%	$220,843	0.48%	$(30,276)	(13.71%)
Tianjin	$158,973	0.28%	$-	0.00%	$158,973	100.00%
Anhui	$69,269	0.12%	$-	0.00%	$69,269	100.00%
Neimeng	$14,444	0.03%	$-	0.00%	$14,444	100.00%
Guizhou	$-	0.00%	$563,283	1.23%	$(563,283)	(100%)
Beijing	$-	0.00%	$38,158	0.08%	$(38,158)	(100%)
Total	$56,920,742	100.00%	$45,818,746	100.00%	$11,101,996	24.23%

For the year ended December 31, 2009, sales in Shandong Province increased by 55.48% as compared to last year. This increase was due to the Company’s reinforcement of its marketing strategy and expansion of the market share in the local area.

The sales for the year ended December 31, 2009 showed sales an increase in 7 provinces totaling $18,036,467 while showed decreases in 6 other provinces by $6,934,471 as compared to last year. The increase was due to an increase in sales volume in both PA and MAH products.

Top 5 Customers:
	% of Total Revenue
	For The Year Ended	For The Year Ended
Customer	December 31, 2009	December 31, 2008
Company A	25%	25%
Company B	25%	18%
Company C	17%	0%
Company D	4%	12%
Company E	3%	4%

For the year ended December 31, 2009, our top 5 customers have changed due to an increase in purchases made by a company who made no purchases in the same period of last year.

Cost of Goods Sold (COGS)

Cost of goods sold for the year ended December 31, 2009 is $46,030,417 which is 80.87% of total revenues and represents a 14.69% increase as compared to $40,133,116 of which 87.59% of total revenues for the year ended December 31, 2008. This was due to an increase in sales volumes of products as compared to the same period of last year.

Cost of goods sold as a percentage of revenue may fluctuate in the future. This fluctuation may primarily be due to changes in the price of raw materials, which can have a significant impact on the cost of goods sold.

Gross Profit

For the years ended December 31, 2009 and 2008, the relevant portions of the statements of income are presented below:

	2009		2008		Comparisons
	Amount	Percentage of Revenues	Amount	Percentage of Revenues	Change in Amount	Increase (Decrease) in Percentage

Revenues	$56,920,742	100.00%	$45,818,746	100.00%	11,101,996	24.23%
Cost of Goods Sold	$46,030,417	80.87%	$40,133,116	87.59%	5,897,301	14.69%
Gross Profit	$10,890,325	19.13%	$5,685,630	12.41%	5,204,695	91.54%

The Company’s gross profit increased by $5,204,695, or 91.54%, to $10,890,325 for year 2009 as compared to $5,685,630 for year 2008. The increase was due to an increase of sales volume as compared to last year.

Operating Income

The Company’s operating income for the year ended December 31, 2009 increased 103.67% to $9,552,857 from $4,690,436 reported for the year ended December 31, 2008. The increase was due to the increase of sales price and sales volume of products as compared to last year.

Operating Expenses

General and administrative expenses

The Company incurred general and administrative expenses of $1,325,743 for the year ended December 31, 2009, representing an increase of $339,392 or 34.41%, as compared to $986,351 for the year ended December 31, 2008. The increase was due to an increase in consulting fees on the financial department of the Company compared to last year.

Selling and distribution expenses

The Company incurred selling and distribution expenses of $11,725 for the year ended December 31, 2009, representing an increase of $2,882 or 32.59%, as compared to $8,843 for the year ended December 31, 2008.

Lease Income from a Related Party, Net

The Company has a lease income of $3,261,702 for the year ended December 31, 2009, representing an increase of $1,075,073 or 49.17%, as compared to $2,186,629 for the year ended December 31, 2008. The increase was due to the increase of the rental fee.

Interest Expense, Net

Interest expense for the year ended December 31, 2009 was $1,398,369, which represents a 43.11% increase from $977,125 for the prior year. The increase was due to the increase in the short and long term bank loan balances; therefore the cost of financing increased correspondingly.

Other (Expenses) Income, Net

Other expense for the year ended December 31, 2009 were ($484), which represents a 100.33% decrease from an income of $146,579 for the year ended December 31, 2008. The Company had a disposition of scraps in 2008, and had an income of $205,932 from the disposition.

Income Tax

The Company incurred income tax expense of $1,410,314 for the year ended December 31, 2009, an increase of $692,947, or 96.60%, as compared to income tax expense of $717,367 for the year ended December 31, 2008. This was attributed to increase in revenue and income before income tax.

Net Income

The Company’s net income of $10,005,392 for the year ended December 31, 2009 represented an increase of $4,676,240 or 87.75%, as compared to $5,329,152 for the year ended December 31, 2008. This increase was due to the increase in the sales price and sales volume of products as compared to last year.

Our operating results are presented for the six months ended June 30, 2010, as compared to the same period ended June 30, 2009.

The following table sets forth the amounts and the percentage relationship to revenues of certain items in our statements of operations for the 6 months ended June 30, 2010 and 2009.

	Six Months Ended June 30, 2010		Six Months Ended June 30, 2009		Comparisons
	Amount	Percentage of Revenues	Amount	Percentage of Revenues	Change in Amount	Increase (Decrease) in Percentage
Revenues	$32,488,555	100.00%	$23,275,429	100.00%	$9,213,126	39.58%
Cost of goods sold	$26,105,889	80.35%	$20,659,842	88.76%	$5,446,047	26.36%
Gross profit	$6,382,666	19.65%	$2,615,587	11.24%	$3,767,079	144.02%
General and administrative expenses	$616,432	1.90%	$453,334	1.95%	$163,098	35.98%
Selling and distribution expenses	$5,277	0.02%	$7,148	0.03%	$(1,871)	(26.18%)
Income from operations	$5,760,957	17.73%	$2,155,105	9.26%	$3,605,852	167.32%
Lease income from a related party, net	$1,414,645	4.35%	$1,629,931	7.00%	$(215,286)	(13.21%)
Interest expense, net	$(787,717)	(2.42%)	$(587,401)	(2.52%)	$(200,316)	34.10%
Other expense, net	$(5,083)	(0.02%)	$(1,839)	(0.01%)	$(3,244)	176.40%
Income before income taxes	$6,382,802	19.65%	$3,195,796	13.73%	$3,187,006	99.72%
Income tax expense	$(776,452)	(2.39%)	$(360,055)	(1.55%)	$(416,397)	115.65%
Net income	$5,606,350	17.26%	$2,835,741	12.18%	$2,770,609	97.70%
Other comprehensive income (loss)	$282,253	0.87%	$(46,698)	(0.20%)	$328,951	(704.42%)
Comprehensive income	$5,888,603	18.13%	$2,789,043	11.98%	$3,099,560	111.13%

Revenue

The Company’s revenue for the six months ended June 30, 2010 was $32,488,555, which represented an increase of 40% from the same period in the prior year. The increase was due to the following factors: (i) the increase in the sales volume of the processes of maleic anhydride and phthalic anhydride as compared to last year; (ii) the increase in sales price of maleic anhydride and phthalic anhydride as compared to the same period of last year.

Sales by Product

	Six Months Ended June 30, 2010		Six Months Ended June 30, 2009		Comparisons
Product	Amount	Percentage of Revenues	Amount	Percentage of Revenues	Change in Amount	Increase (Decrease) in Percentage
Maleic Anhydride	$11,629,258	35.79%	$5,594,798	24.04%	$6,034,460	107.86%
Phthalic Anhydride	$15,497,828	47.70%	$11,420,314	49.07%	$4,077,514	35.70%
Fumeric Acid	$283,017	0.87%	$97,698	0.42%	$185,319	189.69%
Acid Water	$1,072,930	3.30%	$1,690,822	7.26%	$(617,892)	(36.54%)
Processing Fee	$-	0.00%	$780,834	3.35%	$(780,834)	(100.00%)
Steam	$3,138,622	9.66%	$3,127,016	13.43%	$11,606	0.37%
Raw Material	$866,900	2.68%	$563,947	2.43%	$302,953	53.72%
Total	$32,488,555	100.00%	$23,275,429	100%	$9,213,126	39.58%

The sale of maleic anhydride increased by 107.86% to $11,629,258 for the six months ended June 30, 2010 from $5,594,798 for the six months ended June 30, 2009. The increase was due to increasing sales volume. The price of maleic anhydride has increased compared to the same period of last year and that was affected by the world economic crisis.

The sale of phthalic anhydride increased by 35.70% to $ 15,497,828 for the six months ended June 30, 2010 from $11,420,314 for the six months ended June 30, 2009. This was due to the increase in sales volume. The price of phthalic anhydride has increased compared to the same period of last year and was affected by the world economic crisis.

The processing fee is charged to process a third party products of either or both maleic anhydride and phthalic anhydride and decreased by 100.00% to $0 for the six months ended June 30, 2010 from $780,834 for the six months ended June 30, 2009. This was due to the lack of excess capacity in the plants producing maleic anhydride and phthalic anhydride.

The following is a breakdown of our revenues geographically:

Provinces	Six Months Ended June 30, 2010		Six Months Ended June 30, 2009		Comparison
Shandong Province	$22,795,493	70.16%	$15,069,540	64.74%	$7,725,953	51.27%
Henan Province	$6,383,213	19.65%	$6,809,693	29.26%	$(426,480)	(6.26%)
Shanghai Province	$1,021,648	3.14%	$-	0.00%	$1,021,648	100.00%
Hebei Province	$837,117	2.58%	$307,868	1.32%	$529,249	171.91%
Jiangsu Province	$581,451	1.79%	$253,612	1.09%	$327,839	129.27%
Hubei Province	$368,571	1.13%	$300,926	1.29%	$67,645	22.48%
Zhejiang Province	$318,793	0.98%	$493,692	2.12%	$(174,899)	(35.43%)
Tianjin Province	$182,269	0.57%	$40,098	0.18%	$142,171	354.57%
Total	$32,488,555	100.00%	$23,275,429	100.00%	$9,213,126	39.58%

For the six months ended June 30, 2010, sales in Shandong Province increased by 51.27% as compared to the same period of last year. This increase was due to the Company’s reinforcement of its marketing strategy and expansion of the market share in the local area.

Cost of Goods Sold (COGS)

Cost of goods sold for the six months ended June 30, 2010 was $26,105,889 which is 80.35% of total revenues and represents a 26.36% increase as compared to $20,659,842 of which 88.76% of total revenues for the six months ended June 30, 2009. This was due to an increase in sales volumes of products as compared to the same period of last year.

Cost of goods sold as a percentage of revenue may fluctuate in the future. This fluctuation may primarily be due to changes in the price of raw materials, which can have a significant impact on the cost of goods sold.

Gross Profit

For the six months ended June 30, 2010 and 2009, the relevant portions of the statements of income are presented below:

	Six Months Ended June 30, 2010		Six Months Ended June 30, 2009		Comparisons
	Amount	Percentage of Revenues	Amount	Percentage of Revenues	Change in Amount	Increase (Decrease) in Percentage
Revenues	$32,488,555	100.00%	$23,275,429	100.00. %	$9,213,126	39.58%
Cost of goods sold	$26,105,889	80.35%	$20,659,842	88.76%	$5,446,047	26.36%
Gross profit	$6,382,666	19.65%	$2,615,587	11.24%	$3,767,079	144.02%

The Company’s gross profit increased by $3,767,079, or 144.02% to $6,382,666 for the six months ended June 30, 2010 as compared to $2,615,587 for the six months ended June 30, 2009. The increase was due to an increase sales volume as compared to the same period of last year.

Operating Income

The Company’s operating income for the six months ended June 30, 2010 increased 167.32% to $ 5,760,957 from $2,155,105 reported for the six months ended June 30, 2009. The increase was due to the increase of sales price and sales volume of products as compared to the same period of last year.

Operating Expenses

General and administrative expenses

The Company incurred general and administrative expenses of $616,432 for the six months ended June 30, 2010, representing an increase of $163,098 or 35.98% as compared to $453,334 for the six months ended June 30, 2009. The increase was due to an increase consulting fees on the financial department of the Company compared to the same period of last year.

Selling and distribution expenses

The Company incurred selling and distribution expenses of $5,277 for the six months ended June 30, 2010, representing a decrease of $1,871 or 26.18% as compared to $7,148 for the six months ended June 30, 2009.

Lease Income from a Related Party, Net

The Company has a lease income, net of $1,414,645 for the six months ended June 30, 2010, representing a decrease of $215,286 or 13.21% as compared to $1,629,931 for the six months ended June 30, 2009. The decrease was due to the decrease of the rental fee.

Interest Expense, Net

Interest expense for the six months ended June 30, 2010 was $787,717, which represents a 34.10% increase from $587,401 for last year. The increase of interest expense was mainly due to the increase average balances in the short and long term bank loans during this period.

Other Expenses, Net

Other expenses for the six months ended June 30, 2010 were $5,083, which represents a 176.40% increase from $1,839 for the six months ended June 30, 2009.

Income Tax

The Company incurred income tax expense of $776,452 for the six months ended June 30, 2010; an increase of $416,397, or 115.65%, as compared to income tax expense of $360,055 for the six months ended June 30, 2009. This was attributed to increase in revenue and income before income tax.

Net Income

The Company’s net income of   $5,606,350 for the six months ended June 30, 2010 represented an increase of $2,770,609 or 97.70% as compared to $2,835,741 for the six months ended June 30, 2009. This increase was   due to the increase in the sales price and sales volume of products as compared to the same period of last year.

Our operating results are presented for the three months ended June 30, 2010, as compared to the same period ended June 30, 2009.

	Three Months Ended June 30, 2010		Three Months Ended June 30, 2009		Comparisons
	Amount	Percentage of Revenues	Amount	Percentage of Revenues	Change in Amount	Increase (Decrease) in Percentage

Revenues	$15,649,352	100.00%	$15,213,643	100.00%	$435,709	2.86%
Cost of goods sold	$13,322,169	85.13%	$12,711,860	83.56%	$610,309	4.80%
Gross profit	$2,327,183	14.87%	$2,501,783	16.44%	$(174,600)	(6.98%)
General and administrative expenses	$351,547	2.25%	$242,631	1.59%	$108,916	44.89%
Selling and distribution expenses	$2,628	0.02%	$3,073	0.02%	$(445)	(14.48%)
Income from operations	$1,973,008	12.61%	$2,256,079	14.83%	$(283,071)	(12.55%)
Lease Income from a related party, net	$707,375	4.52%	$814,476	5.35%	$(107,101)	(13.15%)
Interest expense, net	$(401,771)	(2.57%)	$(257,568)	(1.69%)	$(144,203)	55.99%
Other expense, net	$(5,083)	(0.03%)	$(1,838)	(0.01%)	$(3,245)	176.55%
Income before income tax	$2,273,529	14.53%	$2,811,149	18.48%	$(537,620)	(19.12%)
Income tax expense	$273,671	1.75%	$331,696	2.18%	$(58,025)	(17.49%)
Net income	$1,999,858	12.78%	$2,479,453	16.30%	$(479,595)	(19.34%)
Foreign currency translation gain (loss)	$27,398	0.18%	$(992)	(0.01%)	$28,390	(2,861.90%)
Comprehensive Income	$2,027,256	12.95%	$2,478,461	16.29%	$(451,205)	(18.21%)

Revenue

The Company’s revenue for the three months ended June 30, 2010 was $15,649,352, which represented an increase of 2.86%from the same period in the prior year. The increase was due to the increase in sales price of maleic anhydride and phthalic anhydride as compared to the same period of last year.

Cost of Goods Sold (COGS)

Cost of goods sold for the three months ended June 30, 2010 was $13,322,169 which is 85.13% of total revenues and represents a 4.80% increase as compared to $12,711,860 which is 83.56% of total revenues for the three months ended June 30, 2009. This was due to an increase of the price of raw materials as compared to the same period of last year.

Cost of goods sold as a percentage of revenue may fluctuate in the future. This fluctuation may primarily be due to changes in the price of raw materials, which can have a significant impact on the cost of goods sold.

Gross Profit

For the three month ended June 30, 2010 and 2009, the relevant portions of the statements of income are presented below:

	Three Months Ended June 30, 2010		Three Months Ended June 30, 2009		Comparisons
	Amount	Percentage of Revenues	Amount	Percentage of Revenues	Change in Amount	Increase (Decrease) in Percentage
Revenues	$15,649,352	100.00%	$15,213,643	100.00%	$435,709	2.86%
Cost of Goods Sold	$13,322,169	85.13%	$12,711,860	83.56%	$610,309	4.80%
Gross Profit	$2,327,183	14.87%	$2,501,783	16.44%	$(174,600)	(6.98%)

The Company’s gross profit decreased by $174,600, or 6.98% to $2,327,183 for the three months ended June 30, 2010 as compared to $2,501,783 for the three months ended June 30, 2009. The decrease was due to an increase of the price of raw materials

Operating Income

The Company’s operating income for the three months ended June 30, 2010 decreased 12.55% to $ 1,973,008 from $2,256,079 reported for the three months ended June 30, 2009. The decrease was due to the increase in the cost of goods sold.

Operating Expenses

General and administrative expenses

The Company incurred general and administrative expenses of $351,547 for the three months ended June 30, 2010, representing an increase of $108,916 or 44.89% as compared to $242,631 for the three months ended June 30, 2009. The increase was due to an increase in consulting fees on the financial department of the Company compared to the same period of last year.

Selling and distribution expenses

The Company incurred selling and distribution expenses of $2,628 for the three months ended June 30, 2010, representing a decrease of $445 or 14.48% as compared to $3,073 for the three months ended June 30, 2009.

Lease Income from a Related Party, Net

The Company has a lease income, net of $707,375 for the three months ended June 30, 2010, representing a decrease of $107,101 or 13.15% as compared to $814,476 for the three months ended June 30, 2009. The decrease was due to the decrease of the rental fee.

Interest Expense, Net

Interest expense for the three months ended June 30, 2010 was $401,771, which represents a 55.99% increase from $257,568 for last year. The increase of interest expense was mainly due to the increase in the average balances of short and long term bank loans during this period.

Other Expense, Net

Other expense for the three months ended June 30, 2010 were $5,083 which represents a 176.55% increase from $1,838 for the three months ended June 30, 2009.

Income Tax

The Company incurred income tax expense of $273,671 for the three months ended June 30, 2010, representing a decrease of $58,025 or 17.49% as compared to income tax expense of $331,696 for the three months ended June 30, 2009. The decrease was due to a decrease in operating profit.

Net Income

The Company’s net income of $1,999,858 for the three months ended June 30, 2010 represented a decrease of $479,595 or 19.34% as compared to $2,479,453 for the three months ended June 30, 2009. This decrease was due to a decrease in income before tax.

LIQUIDITY AND CAPITAL RESOURCES FOR YEAR ENDED DECEMBER 31, 2009

Liquidity

The Company has a working capital deficit of $8,915,097 at December 31, 2009. This was principally due to the Company paid deposit to a related party for a land use right and fixed assets.  The Company currently generates its cash flow through operating profit, and the Company had a net profit of $10,005,392 for the year ended December 31, 2009. As of the date of this report, the Company has not experienced any liquidity problems in settling payables in the normal course of business and repaying the bank loans when they become due. To improve liquidity, the Company may explore new expansion opportunities and funding sources from which the management may consider seeking external funding and financing. We believe the Company has sufficient cash to sustain operations for the next twelve months.

Capital Resources

As of December 31, 2009, our total assets were $169,446,520 and our total liabilities were $104,798,580. Our debt to asset ratio, calculated as total liabilities (including short-term debt and payables) over total assets, was 0.6185.

As of December 31, 2009, our total assets were $169,446,520 and our operating revenue was $56,920,742 reflecting a total asset turnover of 0.3359.

Cash Flows

	2009	2008
Net cash (used in) provided by
Operating Activities	$10,549,639	$1,709,447
Investment Activities	$(33,000,668)	$(16,953,223)
Financing Activities	$23,114,953	$12,375,054

Net Increase (Decrease) in cash and cash equivalents	$663,924	$(2,868,722)

Effect of exchange rate changes on cash	$15,096	$1,822,441

Cash and cash equivalents at the beginning of the year	$149,901	$1,196,182

Net cash and cash equivalents at year end	$828,921	$149,901

Operating Activities

Net cash provided by operating activities was approximately $10,549,639 for the year ended December 31, 2009, which was primarily attributable to our net income of $10,005,392 adjusted by a non-cash depreciation and amortization of $6,104,082, adjusted by $ 108,007 for deferred taxes, an increase of $8,659,667 in accounts receivable, a decrease of $ 4,451,266 in prepayments for goods, a $4,367,983 decrease in inventory, a $32,055  decrease in prepaid expenses and other receivables, a $4,979,448 increase in due from a related party, offset by a $1,323,689 decrease in accounts payable, a $49,395 increase in other payables and accrued liabilities, a $254,911 decrease in customer deposits, a $898,836 increase in income taxes payable, a $33,648 decrease in due to related parties.

Net cash provided by operating activities was approximately $1,709,447 for the year ended December 31, 2008, which was primarily attributable to our net income of $5,329,152 adjusted by a non-cash depreciation and amortization of $5,558,808, adjusted by $113,384 for provision for doubtful accounts, adjusted by $ 52,098 for loss on disposal of equipment, adjusted by $ 250,539 for deferred taxes, an increase of $ 1,146,226 in accounts receivable, an increase of $2,343,439 in prepayments for goods, a $4,146,588 increase in inventory, a $465,960  increase in prepaid expenses and other receivables, a $ 3,386,009 increase in due from a related party, offset by a $3,647,690 increase in accounts payable, a $331,537 increase in other payables and accrued liabilities, a $2,464,488 decrease in customer deposits, a $616,171 increase in income taxes payable, a $263,856 increase in due to related parties.

Investing Activities

Net cash used in investing activities was approximately $33,000,668 for the year ended December 31, 2009, which was primarily attributable to our repayments of notes receivable in the amount of $2,976,804, off-set by purchases of construction in progress in the amount of $20,143,206, deposit for a land use right and fixed assets to a related party in the amount of $8,434,565, repayments to a related party in the amount of $3,241,081, issuance of notes receivable in the amount of $2,600,311, purchase of land use rights in the amount of  $1,493,410 and purchases of plant and equipment in the amount of $64,899.

Net cash used in investing activities was approximately $16,953,223 for the year ended December 31, 2008, which was primarily attributable to our repayments of notes receivable in the amount of $21,473,720, off-set by issuance of notes receivable in the amount of $21,927,913, repayments to a related party in the amount of $12,708,918, deposit for a land use right and fixed assets to a related party in the amount of $3,117,111 and purchases of construction in progress in the amount of $673,001.

Financing Activities

Net cash provided by financing activities was approximately $23,114,953 for the year ended December 31, 2009, which was primarily attributable to our proceeds from proceeds of notes payable in the amount of $117,684,695, proceeds from short-term bank loans in the amount of $34,069,208, proceeds from long-term bank loans in the amount of $22,003,007 and capital contribution from shareholders in the amount of $3,320,136 off-set by repayments of notes payable in the amount of $106,050,497, repayments of short-term bank loans $31,064,043, restricted cash of $13,913,797 and due from an employee of $2,933,756.

Net cash provided by financing activities was approximately $12,375,054 for the year ended December 31, 2008, which was primarily attributable to our proceeds from proceeds of notes payable in the amount of $161,594,164, proceeds from short-term bank loans in the amount of $32,708,307, restricted cash of $785,128, off-set by repayments of notes payable in the amount of $152,030,968, repayments of short-term bank loans $30,681,577.

LIQUIDITY AND CAPITAL RESOURCES FOR SIX MONTHS ENDED JUNE 30, 2010

Liquidity

The Company has a working capital deficit of $5,004,059 at June 30, 2010. This was principally due to the Company paid deposit to a related party for a land use right and fixed assets.  The Company currently generates its cash flow through operating profit, and the Company had a net profit of $10,005,392 for the year ended December 31, 2009. As of the date of this report, the Company has not experienced any liquidity problems in settling payables in the normal course of business and repaying the bank loans when they become due. To improve liquidity, the Company may explore new expansion opportunities and funding sources from which the management may consider seeking external funding and financing.  We believe the Company has sufficient cash to sustain operations for the next twelve months.

Capital Resources

As of June 30, 2010, our total assets were $218,153,284 and our total liabilities were $147,616,741. Our debt to asset ratio, calculated as total liabilities (including short-term debt and payables) over total assets, was 0.6767.

As of June 30, 2010, our total assets were $218,153,284 and our operating revenue was $32,488,555 reflecting a total asset turnover of 0.1489.

Cash Flows

	June 30, 2010	June 30, 2009
Net cash (used in) provided by
Operating Activities	$(5,750,711)	$2,406,913
Investment Activities	$(9,447,193)	$(16,681,299)
Financing Activities	$15,104,102	$14,671,734

Net (Decrease) Increase in cash and cash equivalents	$(93,802)	$397,348

Effect of exchange rate changes on cash	$270,279	$(18,985)

Cash and cash equivalents at the beginning of the six month period	$828,921	$149,901

Net cash and cash equivalents at six month period end	$1,005,398	$528,264

Operating Activities

Net cash provided by operating activities was approximately $5,750,711 for the six months ended June 30, 2010, which was primarily attributable to our net income of $5,606,350 adjusted by a non-cash depreciation and amortization of $2,987,661, adjusted by $57,344 for deferred taxes, adjusted by $27,458 for amortization of financial obligation, offset by an increase of $2,063,414 in accounts receivable, an increase of $10,354,482 in prepayments for goods, a $2,537,708 increase in inventory, a $317,769  decrease in prepaid expenses and other receivables, a $2,386,514 increase in due from a related party, offset by a $1,540,643 increase in accounts payable, a $ 823,786 increase in other payables and accrued liabilities, a $ 445,821 increase in customer deposits, a $349,128 increase in income taxes payable, a $473,025 decrease in payable to contractors, a $23,160 increase in due to related parties.

Net cash provided by operating activities was approximately $2,406,913 for the six months ended June 30, 2009, which was primarily attributable to our net income of $2,835,741 adjusted by a non-cash depreciation and amortization of $3,067,681, adjusted by $54,357 for deferred taxes, offset by an increase of $3,899,777 in accounts receivable, a decrease of $648,649 in prepayments for goods, a $2,075,347 decrease in inventory, a $28,744 decrease in prepaid expenses and other receivables, a $2,470,453increase in due from a related party, offset by a $108,950 decrease in accounts payable, a $192,112 increase in other payables and accrued liabilities, a $166,411 increase in customer deposits, a $201,983 decrease in income taxes payable, a $127,748 increase in due to related parties.

Investing Activities

Net cash used in investing activities was approximately $9,447,193 for the six months ended June 30, 2010, which was primarily attributable to our repayments of notes receivable in the amount of $246,408, off-set by due from a related party in the amount of $5,156,717, by purchases of construction in progress in the amount of $3,188,042, issuance of notes receivable in the amount of $1,104,439 and purchases of plant and equipment in the amount of $244,403.

Net cash used in investing activities was approximately $16,681,299 for the six months ended June 30, 2008, which was primarily attributable to our repayments of notes receivable in the amount of $1,992,760, off-set by deposit for a land use right and fixed assets to a related party in the amount of $7,652,725, purchases of construction in progress in the amount of $2,437,596 and due from a related party in the amount of $2,429,061.

Financing Activities

Net cash provided by financing activities was approximately $15,104,102 for the six months ended June 30, 2010, which was primarily attributable from proceeds from notes payable of $138,098,637 proceeds of short-term bank loan in the amount of $43,993,048, proceeds from net proceeds from financial obligations sale leaseback in the amount of $1,473,058, off-set by repayments of notes payable in the amount of $113,703,630, repayments of short-term bank loans $30,199,116, due from an employee of $4,431,533 and repayment of financial obligation of $67,024.

Net cash provided by financing activities was approximately $14,671,734 for the six months ended June 30, 2009, which was primarily attributable to proceeds from proceeds of notes payable in the amount of $50,089,651, proceeds from short-term bank loans in the amount of $25,295,971, proceeds from capital contributions from shareholders in the amount of $3,320,136, restricted cash of $1,043,735, off-set by repayments of notes payable in the amount of $44,846,221, repayments of short-term bank loans $20,231,538.

Capital Expenditures

Capital expenditures are related to increasing the manufacturing capacity to 60,000 metric tons per year for producing MAH, which is expected to be completed during the third quarter of year 2010. The project was funded by long-term bank loans.

Quantitative and Qualitative Disclosures about Market Risk

The resin and polyvinyl chloride market segments have indirect influences over the demand for products MAH and PA produced by the Company. The markets for these segments are increasing due to the growth demands of China; though it is uncertain how long this trend will remain. We have put more effort into building a 1,4-butanediol (“BDO”) plant over the next 18 months and to increase revenues to the Company. BDO is used in the manufacturing of industrial solvents, high performance paints and adhesives, pharmaceuticals, cosmetic herbicides, etc.

All the Company’s current products are manufactured using benzene as feedstock material. The market price of benzene has shown a stable trend; which will have a direct link to the cost of producing BDO. The Company intends to use its production of the MAH as feed stock to manufacture BDO. Recently, the People’s Republic of China has announced a policy to increase the import tariffs on BDO.

Both MAH and PA products have been experiencing an increase in sales volume. The sales volume has been steadily increasing since 2008 and the economic crisis. The Company intends to continue selling MAH and PA products, and intends to increase MAH capacity to follow the current trend.

Off Balance-Sheet Financing Arrangements

The Company does not have any off-balance sheet financing arrangements.

Interest Rates Risk

Our exposure to interest rate risk for changes in interest rates relates primarily to the interest bearing bank loans and interest income generated by the bank deposits. We have not used any derivative financial instruments in our investment portfolio or for cash management purposes. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed, and do not anticipate being exposed to material risks due to changes in interest rates. However, our future interest expense or interest income may expect to be increased of expectations due to changes in interest rates in the PRC.

Contractual Obligations
Payments due by period
Contractual Obligations	Total	Less than1 year	1 - 3 years	3 - 5 Years	More than 5 years
Bank Indebtedness	(SEE TABLE BELOW)
Other Indebtedness	(SEE TABLE BELOW)
Capital Lease Obligations	(SEE TABLE BELOW)
Operating Lease Obligations	-	-	-	-	-
Purchase Obligations	(SEE TABLE BELOW)
Other Long-term Liabilities Reflected on the Company's Balance Sheet Under GAAP	-	-	-	-	-

Bank Indebtedness	December 31, 2009	December 31, 2008	June 30, 2010
Short-term bank borrowings	$26,994,508	$23,988,969	$40,931,223
Note Payable(within one year)	$42,686,150	$25,669,988	$66,729,515
Long-term borrowing (less than 1 year)	$1,320,190	$-	$3,388,033
Long-term borrowing (1 - 3 years)	$17,015,784	$-	$18,707,834
Long-term borrowing (3 - 5 years)	$3,667,194	$-	$-
Total	$91,683,826	$49,658,957	$129,756,605
Other indebtedness
Loans from non-related parties	$4,631,848	$10,159,889	$5,234,226
Operating Obligations
Land lease obligations (less than 1 year)	$42,026	$42,026	$42,114
Land lease obligations (1 - 3 years)	$84,052	$84,052	$84,228
Land lease obligations (3 - 5 years)	$84,052	$84,052	$84,228
Land lease obligations (more than 5 years)	$1,134,703	$1,176,729	$1,116,031
Purchase Obligations
Purchase obligations of equipment (less than 1 year)	$14,354,409	$14,727,813	$10,388,510
Purchase obligations of equipment (1 - 3 years)	$7,556,181	$6,365,958	$7,588,013
Purchase obligations of land use rights & fixed assets (less than 1 year)	$3,100,000	$11,600,000	$3,100,000
Capital Lease Obligations
Capital Lease Obligations (less than 1 year)	$-	$-	$502,340
Capital Lease Obligations (1 – 3 years)	$-	$-	$881,616

Executive Compensation

The following table sets forth all compensation paid or accrued by Zibo Costar Information Consulting to the individuals who will become the officers and directors of the Company for services rendered during the preceding two fiscal years. The compensation comprises base salary and bonus. Information regarding the compensation paid to the executive officers and directors of the Company during the past two fiscal years is set forth in Part III, Item 11 of the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on November 27, 2009. None of the individuals who served as officers of the Company during the past two fiscal years will remain an officer or director of the Company after the Share Exchange.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Lu Feng	2009	$30,000	$-	$-	$-	$30,000
Chief Executive Officer	2008	$30,000	$-	$-	$-	$30,000

Zhang Lianjun	2009	$8,801	$1,467	$-	$-	$10,268
Chief Sales Officer	2008	$8,504	$1,417	$-	$-	$9,921

Yan Kai	2009	$8,801	$1,467	$-	$-	$10,268
Chief Operating Officer	2008	$8,504	$1,417	$-	$-	$9,921

Li Bin	2009	$8,801	$1,467	$-	$-	$10,268
Chief Accounting Officer	2008	$8,504	$1,467	$-	$-	$9,971

Dean Huge	2009	$-	$-	$-	$-	$-
Chief Financial Officer	2008	$-	$-	$-	$-	$-

(1) The Company pays salaries in RMB to all executive officers and directors of the board every month. The RMB amount is translated into USD when the Company files SEC documents. The exchange rates used were the average rates of 2009, i.e. 6.8173.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Lu Lingliang	$30,000	$-	$-	$-	$-	$-	$30,000

Security Ownership of Certain Beneficial Owners and Management

Upon completion of the Share Exchange and Split-Off, there were 30,000,000 shares of the Company’s common stock issued and outstanding.

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of September 30, 2010 by the following:

▪	Each shareholder who beneficially owns more than 5% of our common;

▪	Each of our named executive officers;

▪	Each of our directors; and

▪	Executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of our common stock subject to options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days of September 30, 2010 (including shares subject to restrictions that lapse within 60 days of September 30, 2010) are deemed outstanding for purposes of computing the percentage ownership of the person holding such shares, options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Class
Lu Feng	9,866,675	32.9%
Lu Lingliang	7,941,785	26.5%
Yan Kai	40,000		*
Dean Huge	-	-
Zhang Lianjun	20,000		*
Li Bin	20,000		*
Doug Cole	15,000		*
Chen Hui	-	-
Jared Wang	-	-
All such directors and executive officers as a group (9 persons)	17,903,460	59.7%
*Represents less than 1%

(1)           All shares are owned of record and beneficially. Except as otherwise noted, each shareholder’s address is c/o Gold Champ Consultants, Ltd., 1, Electric Power Road, Zhou Cun District, Zibo, People’s Republic of China.

Section 16(a) beneficial reporting compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, our directors and executive officers and any persons holding more than 10% of our common stock are required to file with the SEC reports of their initial ownership of our common stock and any changes in ownership of such common stock. Copies of such reports are required to be furnished to us. We are not aware of any instances in fiscal year ended December 31, 2009 when an executive officer, director or any owner of more than 10% of the outstanding shares of our common stock failed to comply with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Independent Directors

We believe Doug Cole, Chen Hui and Jared Wang are “independent directors,” as that term is defined by listing standards of the national exchanges and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 of the Exchange Act.

Committees of the Board of Directors

On September 30, 2010, the Board of Directors appointed an Audit Committee, Compensation Committee, and Nominating Committee and adopted charters relative to its Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee

Jared Wang, Doug Cole, and Chen Hui currently serve on the Audit Committee. Jared Wang serves as the Chairman of the Audit Committee and as the audit committee financial expert. The Audit Committee’s duties are to recommend to our Board of Directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. Our Audit Committee member possesses an understanding of financial statements and generally accepted accounting principles.

Compensation Committee

Doug Cole, Lu Feng, and Lu Lingliang currently serve on the Compensation Committee. Doug Cole serves as the Chairman of the Compensation Committee The Compensation Committee has certain duties and powers as described in its charter, including but not limited to periodically reviewing and approving our salary and benefits policies, compensation of executive officers, administering our stock option plans and recommending and approving grants of stock options under such plans.

Nominating Committee

Lu Feng, Doug Cole, Jared Wang and Chen Hui currently serve on the Nominating Committee. The Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the board and takes a leadership role in shaping our corporate governance. As part of its duties, the Nominating Committee assesses the size, structure and composition of the board and its committees, coordinates evaluation of board performance and reviews board compensation. The Nominating Committee also acts as a screening and nominating committee for candidates considered for election to the board. The Nominating Committee considers, among other things, the diversity of potential board member’s backgrounds, including their professional experience, education, skills and other individual attributes in assessing their potential appointment to the board.

Code of Ethics

Our Board of Directors has approved, and we have adopted, a Code of Ethics that applies to all of our directors, officers and employees. We will provide a copy of the Code of Ethics free of charge upon request to any person submitting a written request to our Chief Executive Officer.

Related Party Transactions

Agreements Among Zibo Costar Information Consulting Co., Ltd., Zibo Jiazhou Chemical Co., Ltd. and Its Shareholders

Zibo Costar Information Consulting entered into a series of contractual arrangements with Zibo Jiazhou Chemical, and its shareholders, Lu Feng, Lu Lingliang, Zhang Meng and YLL Investment Group Limited, including contracts relating to the provision of services and certain shareholder rights and corporate governance matters.

The following is a summary of the material provisions of these agreements. For more complete information you should read these agreements in their entirety which are attached to this Form 8-K as exhibits.

Transfer of Ownership When Permitted by Law

Pursuant to the purchase option agreement by and among  Zibo Costar Information Consulting, Zibo Jiazhou Chemical, and Zibo Jiazhou Chemical’s shareholders dated as of September 30, 2010, each of Zibo Jiazhou Chemical, Zibo Jiazhou Chemical’s shareholders has granted Zibo Costar Information Consulting or its designee an exclusive option to purchase all or part of their equity interests in Zibo Jiazhou Chemical, or all or part of the assets of Zibo Jiazhou Chemical, in each case, at any time determined by Zibo Costar Information Consulting and to the extent permitted by PRC law.

Voting Arrangement

Pursuant to the voting rights proxy agreement by and among Zibo Costar Information Consulting,  Zibo Jiazhou Chemical, Zibo Jiazhou Chemical’s shareholders and subsidiaries dated as of September 30, 2010, the shareholders of Zibo Jiazhou Chemical have granted the personnel designated by Zibo Costar Information Consulting the right to appoint directors and senior management of Zibo Jiazhou Chemical and to exercise all of their other voting rights as shareholders of Zibo Jiazhou Chemical, as the case may be, as provided under the articles of association of each such entity. Under the voting rights proxy agreement, there are no restrictions on the number, to the extent allowed under the respective articles of association of Zibo Jiazhou Chemical, or identity of those persons we can appoint as directors and officers.

Equity Pledge Agreement

Pursuant to the equity pledge agreement by and among Zibo Costar Information Consulting, Zibo Jiazhou Chemical, Zibo Jiazhou Chemical’s shareholders, dated as of September 30, 2010, each of shareholders has pledged his or its equity interest in Zibo Jiazhou Chemical, as the case may be, to Zibo Costar Information Consulting to secure their obligations under the relevant contractual control agreements to which each is a party, including but not limited to, the obligations of Zibo Jiazhou Chemical under the exclusive management consulting services agreement, exclusive technology consulting agreement, call option agreement and voting rights proxy agreement entered into with Zibo Costar Information Consulting. Under this equity pledge agreement, shareholders have agreed not to transfer, assign, pledge or otherwise dispose of their interest in Zibo Jiazhou Chemical, as the case may be, without the prior written consent of Zibo Costar Information Consulting.

Exclusive Management Consulting Services Agreement

Pursuant to the exclusive management consulting services agreement by and among Zibo Costar Information Consulting, Zibo Jiazhou Chemical and its shareholders, dated September 30, 2010, Zibo Jiazhou Chemical and its shareholders irrevocably entrust to Zibo Costar Information Consulting the right of management and operation of Zibo Jiazhou Chemical. The service fee to be paid by Zibo Jiazhou Chemical shall equal to 50% of net profit of Zibo Jiazhou Chemical.

Exclusive Technology Consulting Agreement

Pursuant to the exclusive technology consulting agreement by and among Zibo Costar Information Consulting, Zibo Jiazhou Chemical and its shareholders, dated September 30, 2010, Zibo Jiazhou Chemical and its shareholders irrevocably entrust to Zibo Costar Information Consulting the right maintain the facilities and provide technical support to the operations of Jiazhou Chemical. The service fee to be paid by Zibo Jiazhou Chemical shall equal to 50% of net profit of Zibo Jiazhou Chemical.

Transactions Involving Zibo Jiazhou Heat and Power Co., Ltd.

Mr. Lu Lingliang, is the majority shareholder of Zibo Jiazhou Heat and Power Co, Lt. (“ZJHP”). Zibo Jiazhou Chemical enters into many transactions with ZJHP, however, only certain of these transactions are covered by written agreements. Zibo Jiazhou Chemical has the following written agreements with ZJHP:

(1)
 ZJHP has an arrangement with Zibo Jiazhou Chemical to supply it with electricity and water at favourable price. Similarly, Zibo Jiazhou Chemical has an arrangement with ZJHP whereby it supplies ZJHP all the steam generated in its production at market prices.

(2)
Leasing Agreements dated January 4, 2008, January 5, 2009 and January 1, 2010, respectively. Under the three agreements annually signed between Zibo Jiazhou Chemical and ZJHP, Zibo Jiazhou Chemical would have granted the assets described above on lease to ZJHP for three years until December 31, 2010, for which ZJHP would be required to pay rent in the aggregate amount of RMB130,825,000 or US$ 19,789,902 as of June 30, 2010. ZJHP has made payments of approximately US$1.6 million towards this amount as of the date of this Current Report.

As of June 30, 2010, December 31, 2009 and December 31, 2008, ZJHP was indebted to Zibo Jiazhou Chemical in the following amounts:

	June 30, 2010 (Unaudited)	December 31, 2009	December 31, 2008
ZJHP, no fixed payment term, interest free, secured by Lu Lingliang	$20,617,541	$14,636,667	$4,916,981
ZJHP, no fixed payment term, interest rate at 5.91% per annum, unsecured (subsequently settled)	$6,840,598	$5,178,870	$6,677,797

In addition to the above Zibo Jiazhou Chemical also engaged in the following transactions with ZJHB during the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008:

	June 30, 2010 (Unaudited)	December 31, 2009	December 31, 2008
Sales of Steam to ZJHP	$3,546,643	$6,223,324	$4,366,282
Lease of Equipment to ZJHP	$3,358,837	$7,164,973	$5,907,206
Purchases of Electricity from ZJHP	$1,160,129	$2,052,909	$1,547,889
Loan Advanced to (Collected From) ZJHP	$1,735,835	$(4,229,730)	$6,684,046
Interest Income from ZJHP	$161,417	$306,069	$349,546

On January 5, 2009 and January 4, 2008, Zibo Jiazhou Chemical signed a one year lease agreement for equipment and buildings with ZJHP with an annual rental fee of $7,164,973 and $5,907,206, respectively. During 2009 and 2008, equipment and buildings with a net book value of $35,233,127 and $38,777,606, respectively, were leased to ZJHP. See Note 6 to our financial statements for the year ended December 31, 2009. For the years ended December 31, 2009 and 2008, depreciation for the property was $3,545,022 and $3,425,217, respectively, and related business taxes for the leases were $358,249 and $295,360, respectively. For the years ended December 31, 2009 and 2008, the net lease income was $3,261,702 and $2,186,629, respectively. The lease was renewed in January 2010. See Note 17 to our financial statements for the year ended December 31, 2009 and Note 6 to our financial statements for the six months ended June 30, 2010.

ZJHP provided guarantee of certain short-term bank loans borrowed by Zibo Jiazhou Chemical.

	June 30, 2010 (Unaudited)	December 31, 2009	December 31, 2008
Qishang Bank, due April 17, 2010, interest rate at 9.03% per annum, guaranteed by ZJHP and Zibo Lanyan Group Co., Ltd. (repaid on its due date)	$-	$2,053,629	$-
Qishang Bank, due April 17, 2010, interest rate at 9.03% per annum, guaranteed by ZJHP, Zibo Jiazhou Hotel Co., Ltd, and Zibo Lanyan Group Co., Ltd. (repaid on its due date)	$-	$1,056,152	$-
Qishang Bank, due January 26, 2010, interest rate at 9.03% per annum, guaranteed by ZJHP and Zibo Jiazhou Hotel Co., Ltd. (repaid on its due date)	$-	$2,640,380	$-
Qishang Bank, due May 13, 2009, interest rate at 11.32% per annum, guaranteed by ZJHP and Zibo Lanyan Group Co., Ltd. (repaid on its due date)	$-	$-	$3,667,141

Transactions Involving Employees

During the year ended December 31, 2009, Zibo Jiazhou Chemical transferred $2,933,756 to an employee as collateral for a bank acceptance note. The balance was subsequently settled on March 9, 2010.  As of June 30, 2010, the balance of this amount was $7,365,289.

Transactions Involving Zibo Eagle Textile Co., Ltd.

Mr. LuLingliang, is the majority shareholder Zibo Eagle Textile Co., Ltd. On December 23, 2007, Zibo Jiazhou Chemical entered into an agreement with Eagle to purchase a land use right and fixed assets on the land with a total contract amount of $19,802,852. The balances represent deposits paid to Eagle, and they are unsecured, interest free, and have no fixed repayment term. The land use right and fixed assets were pledged as collateral against certain short-term bank loans borrowed by Zibo Jiazhou Chemical as detailed below

	June 30, 2010 (Unaudited)	December 31, 2009	December 31, 2008
Agriculture Bank of China, due March 26, 2010, interest rate at 6.90% per annum, guaranteed by Eagle’s land use right and fixed assets (repaid on its due date)	$-	$3,960,570	$-
Agriculture Bank of China, due March 24, 2009, interest rate at 8.07% per annum, guaranteed by Eagle’s fixed assets (repaid on its due date)	$-	$-	$3,667,141
Agriculture Bank of China, due March 9, 2009, interest rate at 8.54% per annum, guaranteed by Eagle’s fixed assets (repaid on its due date)	$-	$-	$1,393,514
Agriculture Bank of China, due March 7, 2009, interest rate at 9.34% per annum, guaranteed by Eagle’s fixed assets (repaid on its due date)	$-	$-	$733,428

Transactions Involving Lu Feng

During the six months ended June 30, 2010 and the years ended December 31, 2009 and December 31, 2008, Zibo Jiazhou Chemical was indebted to Lu Feng in the amounts of $172,065, and $240,051, respectively. Such amounts represented business and travel related expenses paid by Lu Feng on behalf of Zibo Jiazhou Chemical. The outstanding balance is unsecured, interest-free and has no fixed repayment term. Lu Feng also provided a personal guarantee for certain short-term bank loans of Zibo Jiazhou Chemical as detailed below:

	June 30, 2010 (Unaudited)	December 31, 2009	December 31, 2008

Shanghai Pudong Development Bank, due May 12, 2010, interest rate at 5.84% per annum, guaranteed by Shandong Fengyang Co., Ltd. and Lu Feng (repaid on its due date)	$-	$2,933,756	$-
Shanghai Pudong Development Bank, due August 12, 2010, interest rate at 5.346% per annum, guaranteed by Shandong Fengyang Group Co., Ltd. and Lu Feng(repaid on its due date)	$2,946,116	$-	$-

Description of Securities

The Board of Directors of the Company is authorized to issue:

➢	80,000,000 shares of Common Stock, $ 0.0001 par value per share, of which 40,000,000 shares were outstanding before the Share Exchange and Split-Off Transaction;

Common Stock. The Company's Certificate of Incorporation authorizes the issuance of 80,000,000 shares of common stock, $0.0001 par value per share. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. Delaware law does not have any anti-takeover provision that would delay or prevent a change in control.

Market Price and Dividends on Common Equity and Other Shareholder Matters

Our common stock is currently approved for quotation on the OTCQB under the symbol BOMP.OB. We have notified FINRA of our name change.

Indemnification of Directors and Officers

The Articles and By-Laws of the Company have no specific provisions to allow for the indemnification of the officer and director in regard to his carrying out the duties of his offices. Indemnification of directors and officers is as provided by the General Delaware Statutes. In the event that a claim for indemnification against such liabilities is asserted by our director, officer, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Item 3.02                      Unregistered Sale of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 3.03                      Material Modification to Rights of Security holders

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 5.01                      Changes in Control of Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 5.03                      Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective immediately, the fiscal year of the Company shall be changed to end on December 31 from August 31.

Item 5.06                      Change in Shell Company Status

As a result of the consummation of the Share Exchange described in Item 1.01 of this Current Report on Form 8-K, we believe that we are no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01                      Financial Statements and Exhibits

a)
Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), (i) Zibo Jiazhou Chemical’s audited financial statements for the fiscal years ended December 31, 2009 and 2008, and (ii) Zibo Jiazhou Chemical’s unaudited financial statements for the six-month interim period ended June 30, 2010, are filed in this Current Report on Form 8-K as Exhibit 99.1 and Exhibit 99.2, respectively.

b)	Pro Forma Financial Information. In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.3.

c)	Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibits

Exhibit No.	Description
10.1	Share Exchange Agreement dated September 30, 2010 among the Company, Gold Champ Consultants Limited, and the shareholders of Gold Champ Consultants Limited*
10.2
Exclusive Management Consulting Services Agreement dated September 30, 2010 by and between Zibo Costar Information Consulting Co, Ltd, Zibo Jiazhou Chemical Industry Co., Ltd., and the shareholders of Zibo Jiazhou Chemical Industry Co., Ltd.*

10.3
Exclusive Technology Consulting Agreement dated September 30, 2010 by and between Zibo Costar Information Consulting Co, Ltd, Zibo Jiazhou Chemical Industry Co., Ltd., and the shareholders of Zibo Jiazhou Chemical Industry Co., Ltd.*

10.4
Equity Pledge Agreement dated September 30, 2010 by and between Zibo Costar Information Consulting Co, Ltd, Zibo Jiazhou Chemical Industry Co., Ltd., and the shareholders of Zibo Jiazhou Chemical Industry Co., Ltd.*

10.5
Purchase Option Agreement dated September 30, 2010 by and between Zibo Costar Information Consulting Co, Ltd, Zibo Jiazhou Chemical Industry Co., Ltd., and the shareholders of Zibo Jiazhou Chemical Industry Co., Ltd.*

10.6	Form of Proxy Letter dated September 30, 2010*
10.7	Agreement with Davy Process Technology Limited dated February 16, 2009*
10.8	Agreement with Hua Lu dated July 25, 2009*
10.9	Loan Agreement With Agriculture Bank of China Zhou Cun Branch of Zibo Municipal*
10.10	License Agreement dated January 11, 2006 with Institute of Coal Chemistry, Chinese Academy of Sciences*
23.1	Consent of K.P. Cheng & Co.*
99.1	Zibo Jiazhou Chemical audited financial statements for the years ended December 31, 2009 and 2008*
99.2	Zibo Jiazhou Chemical unaudited financial statements for the six months ended June 30, 2010 and 2009*
99.3	Pro forma unaudited consolidated financial statements for the six months ended June 30, 2010 and for the year ended December 31, 2009*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2010

CHINA CHEMICAL CORP.

By:	/s/ Lu Feng
Name: Lu Feng Title: Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibits

Exhibit No.	Description
10.1	Share Exchange Agreement dated September 30, 2010 among the Company, Gold Champ Consultants Limited, and the shareholders of Gold Champ Consultants Limited*
10.2
Exclusive Management Consulting Services Agreement dated September 30, 2010 by and between Zibo Costar Information Consulting Co, Ltd, Zibo Jiazhou Chemical Industry Co., Ltd., and the shareholders of Zibo Jiazhou Chemical Industry Co., Ltd.*

10.3
Exclusive Technology Consulting Agreement dated September 30, 2010 by and between Zibo Costar Information Consulting Co, Ltd, Zibo Jiazhou Chemical Industry Co., Ltd., and the shareholders of Zibo Jiazhou Chemical Industry Co., Ltd.*

10.4
Equity Pledge Agreement dated September 30, 2010 by and between Zibo Costar Information Consulting Co, Ltd, Zibo Jiazhou Chemical Industry Co., Ltd., and the shareholders of Zibo Jiazhou Chemical Industry Co., Ltd.*

10.5
Purchase Option Agreement dated September 30, 2010 by and between Zibo Costar Information Consulting Co, Ltd, Zibo Jiazhou Chemical Industry Co., Ltd., and the shareholders of Zibo Jiazhou Chemical Industry Co., Ltd.*

10.6	Form of Proxy Letter dated September 30, 2010*
10.7	Agreement with Davy Process Technology Limited dated February 16, 2009*
10.8	Agreement with Hua Lu dated July 25, 2009*
10.9	Loan Agreement With Agriculture Bank of China Zhou Cun Branch of Zibo Municipal*
10.10	License Agreement dated January 11, 2006 with Institute of Coal Chemistry, Chinese Academy of Sciences*
23.1	Consent of K.P. Cheng & Co.*
99.1	Zibo Jiazhou Chemical audited financial statements for the years ended December 31, 2009 and 2008*
99.2	Zibo Jiazhou Chemical unaudited financial statements for the six months ended June 30, 2010 and 2009*
99.3	Pro forma unaudited consolidated financial statements for the six months ended June 30, 2010 and for the year ended December 31, 2009*

* Filed herewith.